UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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Retail Properties of America, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RETAIL PROPERTIES OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Retail Properties of America, Inc. (the “Annual Meeting”). The Annual Meeting will be held on October 8, 2013 at 10:00 a.m. Eastern Time at The Ballantyne Hotel & Lodge, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina, 28277.

The purposes of the Annual Meeting are:

•	To elect nine directors, nominated by the Board of Directors of the company, to hold office until the 2014 annual meeting of stockholders and until their successors are elected and qualify;

•	To approve the company’s executive compensation on an advisory basis;

•	To approve the Third Amended and Restated Independent Director Stock Option and Incentive Plan;

•	To ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2013; and

•	To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors of the company has fixed the close of business on July 26, 2013 as the record date for determining stockholders of record entitled to notice of and to vote at the meeting.

We hope to have the maximum number of stockholders present in person or by proxy at the meeting. To assure your representation at the meeting, please authorize your proxy by completing, signing, dating and mailing the enclosed proxy card. You may also authorize your proxy through the Internet, or by calling a toll-free telephone number, by following the procedures described on the enclosed proxy card. YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY WILL BE VERY MUCH APPRECIATED. For specific instructions, please refer to the instructions on the proxy card. Proof of stock ownership and a form of photo identification will be required for admission to the meeting. For further information on admission, please refer to the question entitled “Who can attend the meeting?” on page 1 of the proxy statement which follows this notice.

Thank you for your continued support of and interest in our company.

Dated: August 2, 2013	By order of the Board of Directors, /s/ Dennis K. Holland Dennis K. Holland Secretary

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting To Be Held on October 8, 2013:

The Proxy Statement, Annual Report to Stockholders and Proxy Card are available free of charge at www.rpai.com/proxy.

- i -

RETAIL PROPERTIES OF AMERICA, INC.

2021 SPRING ROAD, SUITE 200

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 8, 2013

This proxy statement contains information related to the Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Properties of America, Inc. (the “Company,” “we,” “our” or “us”), which will be held on October 8, 2013 at 10:00 a.m. Eastern Time at The Ballantyne Hotel & Lodge, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina, 28277. Please contact the Company’s Investor Relations department at (800) 541-7661 or via email at IR@rpai.com if you plan to attend.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did you send me this Proxy Statement?

We sent you this proxy statement and the proxy card because our Board of Directors (the “Board”) is soliciting a proxy from you to vote your shares at the Annual Meeting. This proxy statement contains information we are required to provide to you and is designed to assist you in voting your shares. On or about August 2, 2013, we will begin mailing the proxy materials to all stockholders of record as of the close of business on July 26, 2013, the record date fixed by the Board for determining the holders of record of our common stock, $.001 par value per share, entitled to notice of and to vote at the Annual Meeting.

Why did some stockholders receive a Notice of Internet Availability of Proxy Materials?

Certain of our stockholders may receive a Notice of Internet Availability of Proxy Materials, or Notice, which was sent to stockholders on or about August 2, 2013, containing information on the availability of our proxy materials on the Internet. Stockholders who received the Notice by mail will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our Annual Report to Stockholders, and how you may vote by proxy.

Who is entitled to vote?

If you were a stockholder of record as of the close of business on July 26, 2013, which is referred to as the record date, you are entitled to receive notice of the Annual Meeting and to vote shares of common stock that you held as of the close of business on the record date at the Annual Meeting. Each of the outstanding shares of common stock, as of the record date, is entitled to one vote on all matters to be voted upon at the Annual Meeting. On the record date, there were 236,259,617 shares of common stock issued and outstanding, consisting of 187,741,584 shares of Class A common stock and 48,518,033 shares of Class B-3 common stock. We refer to our Class A and B-3 shares collectively as our “common stock.”

Who can attend the meeting?

Only persons who are stockholders of record of shares of common stock of the Company at the close of business on the record date or their designated proxies or who are invited guests of the Company may attend and be admitted to the Annual Meeting. All stockholders attending the Annual Meeting will be required to show photo identification (a valid driver’s license, state identification or passport) prior to admission. If a stockholder’s shares are registered in the name of a broker, bank or other nominee, the stockholder must also bring a proxy or a letter from that broker, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of our shares as of the record date. We reserve the right to determine the validity of any purported proof of beneficial ownership. Please contact the Company’s Investor Relations department at (800) 541-7661 or via email at IR@rpai.com if you plan to attend. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting.

How do I vote?

If some or all of your shares are registered in your own name with our transfer agent, you are a “stockholder of record” or “record holder” with respect to such shares, and you can vote those shares either in person at the Annual Meeting or by proxy without attending the Annual Meeting by any of the following methods.

By Internet. Stockholders may authorize a proxy to vote via the Internet at www.proxyvoting.com/RPAI until 11:59 p.m. Eastern Time, on October 7, 2013. The Internet proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

By Telephone. Stockholders may authorize a proxy to vote via touch-tone telephone by calling the toll-free phone number provided on their proxy card until 11:59 p.m. Eastern Time, on October 7, 2013. The touch-tone telephone proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded. If you vote via telephone, you do not need to return your proxy card.

By Mail. If you received printed materials, and you choose not to authorize your proxy by touch-tone telephone or over the Internet, please complete the paper proxy card and return it to our transfer agent in the pre-addressed, postage-paid envelope provided with this proxy statement. If you vote via mail, you do not need to return your proxy card.

Please refer to the Notice or, if you received printed materials, the enclosed proxy card for voting instructions.

If you hold some or all of your shares in “street name,” you must either direct the bank, broker or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.

Each executed and timely returned proxy will be voted in accordance with the directions indicated on it. Except for “broker non-votes” described below, executed but unmarked proxies will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute for a nominee if such nominee is unable or refuses to serve); (ii) for the approval of an advisory resolution approving the Company’s executive compensation; (iii) for the approval of the Third Amended and Restated Independent Director Stock Option and Incentive Plan; (iv) for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013; and (v) in the discretion of such person(s) upon such matters not presently known or determined that properly may come before the Annual Meeting.

Can I revoke or change my proxy?

Yes. If you are a stockholder of record, you may revoke or change your proxy at any time before the shares it represents are voted by giving written notice of the revocation to our Secretary, by delivering a later-dated proxy (which automatically revokes the earlier proxy), or by voting in person at the Annual Meeting. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. If you are a stockholder of record as of the record date attending the Annual Meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy.

What happens if I do not provide instructions to my bank, broker or other nominee on how to vote the shares that I own beneficially?

Other than for the proposal to ratify the Company’s selection of its independent registered public accounting firm (Proposal 4), banks, brokers and other nominees of record holding shares beneficially owned by their clients do not have the ability to cast votes on the matters presented for consideration at the Annual Meeting unless they have received instructions from the beneficial owner of the shares. Accordingly, if you do not instruct your bank, broker or other nominee on how to vote in the election of the directors (Proposal 1), the advisory resolution approving executive compensation (Proposal 2) or on the Third Amended and Restated Independent Director Stock Option and Incentive Plan (Proposal 3), no votes will be cast on these proposals on your behalf.

What constitutes a quorum?

The presence, in person or by proxy, at the Annual Meeting of holders of a majority of our outstanding shares of common stock entitled to vote on the record date constitutes a quorum for the transaction of business at the Annual Meeting. If you have returned valid proxy instructions (in writing, by phone or over the Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum. Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What vote is required to approve each Proposal assuming a quorum is present?

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Election of directors:  The affirmative vote of a plurality of all the votes cast for the election of directors is required for the election of each of the nine directors to be elected at the Annual Meeting, which means that the nine nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. There are no cumulative voting rights in the election of directors.

•	Approval of Executive Compensation on an Advisory Basis: The affirmative vote of a majority of the votes cast is required to approve the Company’s executive compensation on an advisory basis.

•

Approval of the Third Amended and Restated Independent Director Stock Option and Incentive Plan:  The affirmative vote of a majority of votes cast is required for the approval of the Third Amended and Restated Independent Director Stock Option and Incentive Plan. In addition, the rules of the New York Stock Exchange (“NYSE”) require that the votes for the proposal must be at least a majority of all of the votes cast on the proposal (including votes for and against and abstentions).

•

Ratification of the Selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013:  The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

In respect of Proposals 1, 2 and 4, abstentions and “broker non-votes” will not be counted as votes cast. In respect of Proposal 3, abstentions will be treated as votes cast, but “broker non-votes” will not be counted as votes cast. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. The proposal regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013 is a matter considered routine under applicable rules and, therefore, no broker non-votes are expected to exist in connection with the proposal regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.

How do I learn the results of the vote?

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

What is the cost of proxy solicitation?

We will bear all expenses incurred in connection with the solicitation of proxies. In an effort to have as large a representation at the Annual Meeting as possible, special solicitations of proxies may, in certain circumstances, be made by the Company’s officers, directors and employees by mail, personal contact, letter, telephone, telegram, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses. We may also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, we have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist with the soliciatation of proxies on our behalf for an estimated fee of $7,500 plus expenses.

Will stockholders be asked to vote on any other matters?

As of the date of this proxy statement, the above-referenced proposals are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons appointed by you in your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of a majority of the votes cast on any such other matter will be required for approval.

How can I manage the number of Proxy Statements and Annual Reports I receive?

The rules of the SEC permit companies to provide a single copy of an annual report and proxy statement to households in which more than one stockholder resides. This process is known as householding. Stockholders who share an address and who have been previously notified that their broker, bank or other intermediary will be householding their proxy materials will receive only one copy of our proxy statement and Annual Report to Stockholders unless they have affirmatively objected to the householding notice.

Stockholders sharing an address who received only one set of these materials may request a separate copy which will be sent promptly at no cost by writing or calling our Investor Relations department at: Investor Relations, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523 or by contacting us by telephone at (800) 541-7661. For future annual meetings, a stockholder may request separate annual reports or proxy statements, or may request the householding of such materials, by contacting us as noted above.

This proxy statement and our annual report to stockholders are available at http://www.rpai.com/proxy.

Where can I find more information about the Company?

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. Our SEC filings are also available to the public on the website maintained by the SEC at http://www.sec.gov.

PROPOSAL 1 - ELECTION OF DIRECTORS

PROPOSAL NO. 1: ELECTION OF NINE INDIVIDUALS TO SERVE AS DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

The Board currently consists of nine directors. The Board size was increased from eight to nine in connection with the appointment of Thomas J. Sargeant as a director on June 13, 2013. Based on recommendations from the Nominating and Corporate Governance Committee, or the NCG Committee, each current Board member has been nominated by the Board for election as a director at the Annual Meeting. Mr. Sargeant, a director and nominee who has not previously stood for election, was initially identified as a potential candidate for election to the Board by a third-party search firm that was retained by the NCG Committee to assist in the identification and evaluation of director candidates. After an evaluation, the Board determined that all of the directors satisfy the definition of “independent” under the NYSE’s listing standards, except for Steven P. Grimes.

The election of members of the Board is conducted on an annual basis. Each individual elected to the Board serves a one-year term and until his or her successor is elected and qualifies. Accordingly, the term of office of each of our current directors will expire at the Annual Meeting. At that meeting, each current director will be nominated to stand for re-election as a director. We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. However, should any nominee be unable or unwilling to accept the office of director, and if the Board shall designate a substitute nominee, the persons named as proxies will vote for the election of the substitute nominee designated by the Board, and if none, for such other persons as they shall determine. Five of our current directors have been directors since 2003, and two of our current directors have been directors since January 1, 2008. Information regarding the business experience of each nominee is provided below based upon information furnished to us by the individuals named.

Nominees for Election as Directors

The following sets forth information with regard to the nominees for election to the Board, with ages set forth as of July 15, 2013.

Name, Positions With RPAI and Age	Business Experience

GERALD M. GORSKI Director since 2003 and Chairman of the Board since 2010 Age 70	Gerald M. Gorski has been one of our directors since July 1, 2003 and Chairman of the Board since October 12, 2010. He has been a Partner in the law firm of Gorski & Good LLP, Wheaton, Illinois since 1978. Mr. Gorski’s practice is focused on governmental law, and he represents numerous units of local government in Illinois. Mr. Gorski has served as a Special Assistant State’s Attorney and Special Assistant Attorney General in Illinois. He received a B.A. from North Central College with majors in Political Science and Economics and a J.D. from DePaul University Law School. Mr. Gorski serves as the Vice Chairman of the Board of Commissioners for the DuPage Airport Authority. Further, Mr. Gorski has also served as Chairman of the Board of Directors of the DuPage National Technology Park. He has written numerous articles on various legal issues facing Illinois municipalities and has been a speaker at a number of municipal law conferences. Mr. Gorski is also a 2013 National Association of Corporate Directors, or NACD, Board Leadership Fellow.

KENNETH H. BEARD Director since 2003 Age 73	Kenneth H. Beard has been one of our directors since our inception on March 5, 2003. He is President and Chief Executive Officer of KHB Group, Inc. and Midwest Mechanical Construction, mechanical engineering and construction companies. From 1999 to 2002, he was President and Chief Executive Officer of Exelon Services, a subsidiary of Exelon Corporation that engaged in the design, installation and servicing of heating, ventilation and air conditioning facilities for commercial and industrial customers and provided energy-related services. From 1974 to 1999, Mr. Beard was President and Chief Executive Officer of Midwest Mechanical, Inc., a heating, ventilation and air conditioning construction and service company that he founded in 1974. From 1964 to 1974, Mr. Beard was employed by The Trane Company, a manufacturer of heating, ventilating and air conditioning equipment. Mr. Beard holds an MBA and BSCE from the University of Kentucky and is a licensed mechanical engineer. He is past chairman of the foundation board of the Wellness House in Hinsdale, Illinois, a cancer support organization and serves on the Dean’s Advisory Council of the University of Kentucky, School of Engineering. Mr. Beard is a past member of the Oak Brook, Illinois, Plan Commission (1981 to 1991) and a past board member of Harris Bank, Hinsdale, Illinois (1985 to 2004).

FRANK A. CATALANO, JR. Director since 2003 Age 52	Frank A. Catalano, Jr. has been one of our directors since our inception on March 5, 2003. Mr. Catalano’s experience includes mortgage banking. Since February 1, 2008, he has been with Gateway Funding Diversified Mortgage Services, L.P., a residential mortgage banking company, as their Regional Vice President. From 2002 until August 2007, he was a Vice President of American Home Mortgage Company. He also was President and Chief Executive Officer of CCS Mortgage, Inc. from 1995

Name, Positions With RPAI and Age	Business Experience

through 2000. Since 1999, Mr. Catalano has also served as President of Catalano & Associates. Catalano & Associates is a real estate company that engages in brokerage and property management services and the rehabilitation and leasing of office buildings. Mr. Catalano is currently a member of the Elmhurst Memorial Healthcare Board of Governors and formerly served as the chairman of the board of the Elmhurst Chamber of Commerce. Mr. Catalano is also a 2013 NACD Board Leadership Fellow. He holds a mortgage banker’s license.

PAUL R. GAUVREAU Director since 2003 Age 73	Paul R. Gauvreau has been one of our directors since our inception on March 5, 2003. He is the retired Chief Financial Officer, Financial Vice President and Treasurer of Pittway Corporation, a NYSE listed manufacturer and distributor of professional burglar and fire alarm systems and equipment from 1966 until its sale to Honeywell, Inc. in 2001. He was President of Pittway’s non-operating real estate and leasing subsidiaries through 2001. He also was a financial consultant to Honeywell, Inc., Genesis Cable, L.L.C. and ADUSA, Inc. Additionally, he was a director and audit committee member of Cylink Corporation, a NASDAQ Stock Market listed manufacturer of voice and data security products from 1998 until its merger with Safenet, Inc. in February 2003. Mr. Gauvreau holds an MBA from the University of Chicago and a BSC from Loyola University of Chicago. He is on the Board of Trustees and a member of the Finance Committee of Benedictine University, Lisle, Illinois and a member of the Board of Directors of the Children’s Brittle Bone Foundation, Pleasant Prairie, Wisconsin.

STEVEN P. GRIMES Director since March 8, 2011; President and Chief Executive Officer since October 13, 2009 Age 46	Steven P. Grimes serves as our President and Chief Executive Officer and as a Director. Mr. Grimes has served as one of our directors since March 8, 2011 and as our President and Chief Executive Officer since October 13, 2009. Previously, Mr. Grimes served as our Chief Financial Officer since the internalization of our management on November 15, 2007 through December 31, 2011; Chief Operating Officer since our internalization through October 12, 2009 and Treasurer from October 14, 2008 through December 31, 2011. Prior to our internalization, Mr. Grimes served as Principal Financial Officer and Treasurer and the Chief Financial Officer of Inland Western Retail Real Estate Advisory Services, Inc., which was our former business manager/advisor, since February 2004. Prior to joining our former business manager/advisor, Mr. Grimes served as a Director with Cohen Financial, a mortgage brokerage firm, and as a senior manager with Deloitte in their Chicago-based real estate practice. Mr. Grimes is also an active member of various real estate trade associations, including NAREIT and the Real Estate Roundtable. Mr. Grimes received his B.S. in Accounting from Indiana University.

RICHARD P. IMPERIALE Director since 2008 Age 53	Richard P. Imperiale has been one of our directors since January 2008. Mr. Imperiale is President and founder of Forward Uniplan Advisors, Inc., a Milwaukee, Wisconsin based investment advisory holding company that, together with its affiliates, manages and advises over $500 million in client accounts. Forward Uniplan Advisors, Inc. was founded by Mr. Imperiale in 1984 and specializes in managing equity, REIT and

Name, Positions With RPAI and Age	Business Experience

specialty portfolios for clients. Mr. Imperiale started his career as a credit analyst for the First Wisconsin National Bank (now U.S. Bank). In 1983, Mr. Imperiale joined B.C. Ziegler & Company, a Midwest regional brokerage firm where he was instrumental in the development of portfolio strategies for one of the first hedged municipal bond mutual funds in the country. Mr. Imperiale is widely quoted in local and national media on matters pertaining to investments and authored the book Real Estate Investment Trusts: New Strategies For Portfolio Management, published by John Wiley & Sons, 2002. Mr. Imperiale is also a 2013 NACD Board Leadership Fellow. He attended Marquette University Business School where he received a B.S. in Finance.

KENNETH E. MASICK Director since 2008 Age 67	Kenneth E. Masick has been one of our directors since January 2008. He retired from Wolf & Company LLP, certified public accountants, in April 2009, having been there as a partner since its formation in 1978. That firm, one of the largest in the Chicago area, specializes in audit, tax and consulting services to privately owned businesses. Mr. Masick was partner-in-charge of the firm’s audit and accounting department and was responsible for the firm’s quality control. His accounting experience also includes feasibility studies and due diligence activities with acquisitions. Mr. Masick has been in public accounting since his graduation from Southern Illinois University in 1967. Mr. Masick also holds Series 7, 24, 27 and 63 licenses from Financial Industry Regulatory Authority. He also was treasurer and director of Wolf Financial Management LLC, a securities broker-dealer firm. Mr. Masick was a director of Inland Retail Real Estate Trust, Inc. from December 1998 until it was acquired in February 2007.

BARBARA A. MURPHY Director since 2003 Age 75	Barbara A. Murphy has been one of our directors since July 1, 2003. Ms. Murphy is the Chairwoman of the DuPage Republican Party and current Committeeman for The Milton Township Republican Central Committee in Illinois. After serving for twenty years, she recently retired as a Trustee of Milton Township in Illinois. Ms. Murphy is currently a member of the Illinois Motor Vehicle Review Board and the Matrimonial Fee Arbitration Board, and has previously served on the DuPage Civic Center Authority Board, the DuPage County Domestic Violence Task Force and the Illinois Toll Highway Advisory Committee and as a founding member of the Family Shelter Service Board. Ms. Murphy also previously served as the Chairman for the Milton Township Republican Central Committee in Illinois and as the Republican Party’s State Central Committeewoman for the Sixth Congressional District. Ms. Murphy also has experience as the co-owner of a small retail business.

THOMAS J. SARGEANT Director since June 2013 Age 54	Thomas J. Sargeant has been one of our directors since June 13, 2013. Mr. Sargeant has been the Chief Financial Officer of AvalonBay Communities, Inc., or its predecessor company since 1995. From 1986 through 1995, Mr. Sargeant held various finance positions with AvalonBay Communities, Inc.’s predecessor companies, including Chief Financial Officer, Secretary, Treasurer, Group Financial Officer and Controller. From 1984 until 1986, Mr. Sargeant held a financial position with Ingersoll Rand. From 1980 to 1984, Mr. Sargeant held various roles at Arthur Andersen & Company serving clients primarily related to the construction and real estate industries. Mr. Sargeant is a certified public accountant and received a B.S. in Business Administration in 1980 from the University of South Carolina.

Diversity.  Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.

Director Qualifications.  In concluding that each of the foregoing Directors should serve as a Director, the NCG Committee and the Board focused on each Director’s participation and performance on the Board during his or her tenure, as well as each Director’s experience, qualifications, attributes and skills discussed in each Director’s individual biographies set forth elsewhere herein. In particular, with respect to each Director, the NCG Committee and the Board noted the following:

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Mr. Gorski’s experience as a lawyer and focus on local government law not only gives the Board a valuable perspective on the numerous legal issues (including land use law) that the Company faces, but also on local political issues;

•

Mr. Beard’s experience in engineering and construction services, as well as his expertise in corporate acquisition and finance, enable him to provide insight relating to the Company’s joint venture, development and other activities;

•	Mr. Catalano’s experience in running a firm engaged in the brokerage, management, rehabilitation and leasing of commercial property coincides closely with the business of the Company;

•

Mr. Gauvreau’s financial experience, including his serving as the chief financial officer of a NYSE-listed company and on the audit committee of a NASDAQ-listed company, qualifies him to serve as chairman of the Audit Committee;

•	Mr. Grimes’s experience and position as the Company’s Chief Executive Officer;

•

Mr. Imperiale’s experience in the brokerage and investment advisory industries allows him to provide useful oversight and advice as we look to refinance debt and strengthen our balance sheet, as well as to address issues with respect to our securities portfolio;

•

Mr. Masick’s experience as a certified public accountant and experience in providing audit, tax and consulting services to privately-owned businesses provides financial expertise to the Board and the Audit Committee;

•	Ms. Murphy’s public service and experience in operating her own business bring a different perspective to evaluating our relationships with public officials, tenants and customers of our tenants; and

•	Mr. Sargeant’s financial and real estate experience, including his experience serving as chief financial officer of a NYSE-listed real estate investment trust for over 15 years.

Vote Required

The affirmative vote of a plurality of all the votes cast for the election of directors is required for the election of each of the nine directors to be elected at the Annual Meeting, which means that the nine nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. There are no cumulative voting rights in the election of directors. Broker non-votes, if any, and abstentions will not be treated as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	the Board is not staggered, with each of our directors subject to re-election annually;

•	of the nine persons who currently serve on the Board, eight have been affirmatively determined by the Board to be independent for purposes of the NYSE’s listing standards;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by SEC rules;

•	we have an independent Chairman of the Board;

•	we have opted out of the Maryland business combination and control share acquisition statutes and provide that we may not opt in without stockholder approval;

•

we do not have a stockholder rights plan, and we provide that, in the future, we will not adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we will submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of the adoption or the plan will terminate; and

•	we intend to conduct an annual stockholders’ advisory vote on executive compensation in accordance with the stockholders’ advisory vote on the frequency of executive compensation.

Board Leadership Structure.  Since its inception, the Company has had separate individuals serving in the positions of Chief Executive Officer and Chairman of the Board. The Board believes this structure best serves the Company by allowing one person (Chief Executive Officer) to focus his efforts on setting the strategic direction of the Company and providing day-to-day leadership of the Company while the other person (Chairman of the Board) can focus on presiding at meetings of the Board and overall planning and relations with the Directors. The Board believes that the needs of a corporation with the large number of properties and the wide spectrum of issues that we face are best met by allowing these two different functions to be handled by two separate individuals.

Executive Sessions.  Non-management directors meet in executive session without management present at regularly scheduled meetings and at such other times that the non-management directors deem appropriate. The independent directors also meet in executive session at least once per year. The Chairman of the Board acts as the presiding director for these executive sessions of non-management directors provided that if the Chairman of the Board is not an independent director or is not present, the Chair of the NCG Committee shall act as the presiding director and if such chair is not present, the directors present at the executive session shall determine the director to preside at such executive session by majority vote.

Board Role in Risk Management.  The Board plays an important role in the risk oversight of the Company, primarily through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees.

In particular, the Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant concentrations and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other matters relating to our business, (2) the required approval by the Board (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, certain new borrowings and the appointment of our senior executives, (3) the direct oversight of specific areas of our business by the compensation, audit and nominating and corporate governance committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal controls and financial reporting. The Board also relies on management to bring significant matters affecting the Company to its attention.

Pursuant to its charter, the audit committee is specifically responsible for discussing with management the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed. As part of this discussion, the audit committee may discuss or consider major financial risk exposures and the steps management has taken to monitor and control such exposures. The results of the risk assessment are discussed with management and are reviewed quarterly by the committee. In addition, our Non-Retaliation Policy enables anonymous and confidential submission by employees of complaints or concerns regarding a violation of applicable laws, regulations, or business ethical standards or a questionable accounting, accounting control or auditing matter. These complaints or concerns may be submitted directly to the compliance officer who is responsible for administering the program, or if they involve the Company’s accounting, auditing or internal auditing controls and disclosure practices, directly to the audit committee.

Given its role in the risk oversight of the Company, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the Board to effectively oversee the management of such risks, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “—Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.

Board Meetings in 2012

The Board met 17 times during 2012. Each director who was a director during 2012 attended more than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board on which the director served (during the periods he or she served). We do not have a policy with regard to Board members’ attendance at annual stockholder meetings. However, each director who was a director at such time attended the 2012 Annual Meeting, with the exception of Ms. Murphy.

Committees of the Board

The Board has established three standing committees: the Audit Committee, the Executive Compensation Committee and the NCG Committee. The composition of each of the Audit Committee, the Executive Compensation Committee and the NCG Committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by the Board.

Board Committee	Chairman	Members

Audit Committee	Paul R. Gauvreau	Kenneth H. Beard Kenneth E. Masick Thomas J. Sargeant

Executive Compensation Committee (1)	Frank A. Catalano, Jr.	Richard P. Imperiale Barbara A. Murphy

Nominating and Corporate Governance Committee	Richard P. Imperiale	Gerald M. Gorski Kenneth E. Masick

(1)	Brenda G. Gujral served as a member of the Executive Compensation Committee until April 5, 2012 and as a member of the Board until May 31, 2012. Ms. Gujral was not independent as such term is defined in the NYSE’s listing standards.

Audit Committee.

The Board has established an Audit Committee comprised of Messrs. Beard, Gauvreau, Masick and Sargeant. Mr. Sargeant has served as a member of the Audit Committee since June 13, 2013. Mr. Gauvreau serves as the Chair of the Audit Committee. The Board has determined that Messrs. Gauvreau, Masick and Sargeant each qualify as an “audit committee financial expert” under the applicable SEC rules. The Audit Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at www.rpai.com under “corporate governance” on the investor relations page.

The Audit Committee is responsible for the engagement of our independent registered public accounting firm, reviewing the plans and results of the audit engagement with our independent registered public accounting firm, approving services performed by, and the independence of, our independent registered public accounting firm, considering the range of audit and non-audit fees, and consulting with our independent registered public accounting firm regarding the adequacy of our internal accounting controls. The Audit Committee held five meetings in 2012.

Audit Committee Report.  The members of the Audit Committee of the Board submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2012 as follows:

1.         The Audit Committee has reviewed and discussed with management the audited financial statements for Retail Properties of America, Inc. for the fiscal year ended December 31, 2012.

2.         The Audit Committee has discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.         The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Submitted by the Audit Committee

Kenneth H. Beard Paul R. Gauvreau Kenneth E. Masick

Executive Compensation Committee

The Board has established an Executive Compensation Committee comprised of Mr. Catalano, Mr. Imperiale and Ms. Murphy. Mr. Catalano serves as the chair of the Executive Compensation Committee. The

Executive Compensation Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at www.rpai.com under “corporate governance” on the investor relations webpage. The Executive Compensation Committee held 11 meetings in 2012.

The Executive Compensation Committee provides assistance to the Board in discharging its responsibilities relating to the compensation of our directors, executive officers and other employees, and develops and implements our compensation policies. The Executive Compensation Committee’s responsibilities include, among others, (i) reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives, and determining and approving the compensation of the Chief Executive Officer based on such evaluation, and (ii) determining and approving the compensation of all executive officers other than the Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation.  During 2012, the members of the Executive Compensation Committee consisted of Frank A. Catalano, Jr. (chair), Richard P. Imperiale and Barbara A. Murphy. Brenda G. Gujral served as a member of the Executive Compensation Committee until April 5, 2012. Ms. Gujral also served as our Chief Executive Officer until November 15, 2007 and as a director until May 31, 2012. Additionally, we are required to disclose certain relationships and related transactions with Ms. Gujral. See “Certain Relationships and Related Transactions.” None of the other members of the Executive Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K. No other member of the Executive Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of the Board or Executive Compensation Committee.

Nominating and Corporate Governance Committee.

The Board has established an NCG Committee. The members of the NCG Committee who selected the nominees for the Board who appear on this proxy statement are comprised of Messrs. Gorski, Imperiale and Masick. Mr. Imperiale serves as the chair of the NCG Committee. The NCG Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at www.rpai.com under “corporate governance” on the investor relations webpage. The NCG Committee held nine meetings in 2012. The NCG Committee will consider for recommendation to the Board nominations made by stockholders that comply with the procedures described below under the caption “Stockholder Proposals for the 2014 Annual Meeting,” including, without limitation, providing notice setting forth all information required by the rules of the SEC or Section 12 of our bylaws, as the case may be. We did not receive any stockholder recommendations for director candidates for election at the Annual Meeting.

The NCG Committee identifies possible director nominees (whether through a recommendation from a stockholder or otherwise) and makes an initial determination as to whether to conduct a full evaluation of the candidate(s). This initial determination is based on the information provided to the NCG Committee when the candidate is recommended, the NCG Committee’s own knowledge of the prospective candidate and information, if any, obtained by the NCG Committee’s inquiries. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, expand the size of the Board or obtain representation in market areas without Board representation and the likelihood that the candidate can satisfy the evaluation factors described below. If the members of the NCG Committee determine that additional consideration is warranted, the NCG Committee may gather additional information about the candidate’s background and experience. The members of the NCG Committee take into account many factors, including the nominee’s ability to make independent analytical inquiries, general understanding of marketing, finance, accounting and other elements relevant to the success of a public company in today’s business environment, understanding of the Company’s business on a technical level, and other community service, business, educational and professional background. Each director must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. In determining whether to recommend a director for re-election, the NCG Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The members of the NCG Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. In connection with this evaluation, the members of the NCG Committee determine whether to interview the candidate. If the members of the NCG Committee decide that an interview is warranted, one or more of those members, and others as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview, the full Board would nominate such candidates for election. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Guidelines on Corporate Governance and Code of Business Conduct and Ethics

The Board, upon the recommendation of the NCG Committee, has adopted guidelines on corporate governance establishing a common set of expectations to assist the Board in performing its responsibilities. Our corporate governance policies and guidelines address a number of topics, including, among other things, director qualification standards, director responsibilities, the responsibilities and composition of the Board committees, director access to management and independent advisors, director compensation, management succession and evaluations of the performance of the Board. Our guidelines on corporate governance meet the requirements of the NYSE’s listing standards and are publicly available on our website at www.rpai.com under “corporate governance” on the investor relations webpage. The Board also has adopted a code of business conduct and ethics, which includes a conflicts of interest policy, that applies to all of the directors and executive officers. The code of business conduct and ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC and is publicly available on our website at www.rpai.com under “corporate governance” on the investor relations webpage. A printed copy of our guidelines on corporate governance and the code of business conduct and ethics may also be obtained by any stockholder upon request. We intend to disclose on this website any amendment to, or waiver of, any provision of the code of business conduct and ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Communications with the Board

Stockholders or other interested parties may communicate with any directors of the Company or the Board as a group by writing to them at [Name(s) of Director(s)/Board of Directors of Retail Properties of America, Inc.], c/o General Counsel, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523, and the General Counsel will promptly forward all correspondence to the addressee(s).

Stockholders or other interested parties may communicate with non-management directors of the Company as a group by writing to Non-Management Directors of Retail Properties of America, Inc., c/o General Counsel, Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, Illinois 60523, and the General Counsel will promptly forward all correspondence to the addressees.

All communications received as set forth in the preceding paragraphs will be opened by the office of the General Counsel for the sole purpose of determining the nature of the communications. Communications that constitute advertising, promotions of a product or service, or patently offensive material will not be forwarded to the directors. Other communications will be forwarded promptly to the addressee or addressees as deemed appropriate.

Director Compensation

Directors who are employees of the Company do not receive compensation for their service as directors.

We provide the following compensation for non-employee directors:

•	an annual retainer of $75,000 for service as a director (increased from $50,000 effective January 1, 2013);

•	an additional annual retainer of $50,000 for service as chairman of the Board (increased from $25,000 effective January 1, 2013);

•	an additional annual retainer of $25,000 for service as the chair of the Audit Committee (increased from $10,000 effective January 1, 2013);

•	an additional annual retainer of $15,000 for service as the chair of the Executive Compensation Committee (increased from $10,000 effective January 1, 2013);

•	an additional annual retainer of $10,000 for service as the chair of the NCG Committee; and

•	an additional annual retainer of $5,000 for service as a non-chair member of the Audit, Executive Compensation or NCG Committee effective January 1, 2013.

In addition, subject to stockholder approval of our Third Amended and Restated Independent Director Stock Option and Incentive Plan to permit granting of restricted stock, non-employee directors will receive an annual restricted stock award, subject to vesting over one year, having a value of $75,000. For 2013, in lieu of a restricted stock grant, we paid $75,000 in January 2013 to each non-employee director with the expectation, but not the requirement, that non-employee directors that do not already meet the $287,500 threshold under our stock ownership guidelines use the retainer to acquire shares of our Class A common stock when permitted under our insider trading policy.

Prior to January 1, 2013, we also paid per meeting fees equal to $1,000 for each board meeting attended in person, $750 for each board meeting attended telephonically and $500 for each committee meeting attended in person or telephonically. In addition, prior to January 1, 2013, each continuing non-employee director was entitled to be granted an option under our Second Amended and Restated Independent Director Stock Option Plan to acquire 2,000 shares of common stock on the date of each annual stockholders’ meeting. All such options were granted at the fair market value of a share on the last business day preceding the date of each annual stockholders’ meeting, based on the average closing price for the five trading days ending on such date, and become fully exercisable on the second anniversary of the date of grant. Accordingly, on October 9, 2012, each of our non-employee directors was granted an option to purchase 2,000 shares of our Class A common stock at an exercise price of $11.736 per share.

Options that were granted under the Second Amended and Restated Independent Director Stock Option Plan, as amended are exercisable until the first to occur of:

•	the tenth anniversary of the date of grant;

•	the removal for cause of the director as a director; or

•	three months following the date the director ceases to be a director for any other reason except death or disability.

The options may be exercised by payment of cash or through the delivery of our common stock. They are generally exercisable in the case of death or disability for a period of one year after death or the disabling event, provided that the death or disabling event occurs while the person is a director. However, if the option is exercised within the first six months after it becomes exercisable, any shares issued pursuant to such exercise may not be sold until the six month anniversary of the date of the grant of the option.

2012 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our directors during 2012:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2) (3)	Total ($)
Gerald M. Gorski	$110,250	$1,836	$112,086
Kenneth H. Beard	73,750	1,836	75,586
Frank A. Catalano, Jr.	87,500	1,836	89,336
Paul R. Gauvreau	87,500	1,836	89,336
Steven P. Grimes (4)	—	—	—
Richard P. Imperiale	94,500	1,836	96,336
Kenneth E. Masick	77,750	1,836	79,586
Barbara A. Murphy	75,500	1,836	77,336

(1)	The table excludes Ms. Brenda Gujral who resigned in 2012 and who received no compensation in 2012. The table excludes Mr. Thomas J. Sargeant who was appointed to the Board on June 13, 2013 and who received no compensation in 2012.

(2)	As of December 31, 2012, each of the directors other than Ms. Murphy and Mr. Grimes held unexercised options to purchase 12,000 shares of common stock. As of December 31, 2012, Ms. Murphy held unexercised options to purchase 11,400 shares of common stock and Mr. Grimes held no unexercised options.

(3)	The option awards were valued using the Black-Scholes option pricing model and the following assumptions: expected term of options — 5 years, expected volatility — 21.65%, expected dividend yield — 5.66% and risk-free interest rate — 0.67%.

(4)	Mr. Grimes does not receive any fees or remuneration for serving as a director.

OUR EXECUTIVE OFFICERS

Biographies of our Executive Officers

Our executive officers are appointed by, and serve at the discretion of, the Board. They will continue to serve in their respective offices until they resign or their successors are elected and qualify. The following sets forth information regarding our executive officers (other than Steven P. Grimes, the Chief Executive Officer and President, whose biography appears above under the caption, “Proposal 1 — Election of Directors — Nominees for Election as Directors ”), with ages set forth as of July 15, 2013:

Name, Positions With RPAI and Age	Business Experience

ANGELA M. AMAN Executive Vice President, Chief Financial Officer and Treasurer since January 1, 2012 Age 34	Angela M. Aman serves as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Ms. Aman joined the Company as Director of Capital Markets on August 4, 2011 and served as Vice President – Director of Capital Markets since October 11, 2011. She now serves as our Executive Vice President, Chief Financial Officer and Treasurer since January 1, 2012. Prior to joining the Company, Ms. Aman was a Portfolio Manager with RREEF, the real estate investment management business of Deutsche Bank, for six years. As part of their North American investment group, she focused on retail and regional mall companies. Ms. Aman started her career in investment banking at Deutsche Bank, where she spent four years with real estate group underwriting debt and equity offerings, as well as advising clients on mergers and acquisitions and additional strategic transactions. Ms. Aman received her B.S. in Economics from The Wharton School of The University of Pennsylvania.

NIALL J. BYRNE Vice President and President of Property Management since November 15, 2007; Executive Vice President since October 12, 2010 Age 57	Niall J. Byrne serves as our Executive Vice President and President of Property Management. In this role, Mr. Byrne is responsible for the oversight of all the property management functions for our portfolio. Mr. Byrne has served as our Executive Vice President since October 12, 2010 and as our President of Property Management since the internalization of our management on November 15, 2007. Prior to that time, he served as a Senior Vice President of RPAI HOLDCO Management LLC (f/k/a Inland Holdco Management LLC), which was a property management company affiliated with our former business manager/advisor, since 2005. In this role, Mr. Byrne was responsible for the oversight of all of the property management, leasing and marketing activities for our portfolio and was involved in our development, acquisitions and joint venture initiatives. Previously, from 2004 to 2005, Mr. Byrne served as Vice President of Asset Management of American Landmark Properties, Ltd., a private real estate company, where he was responsible for a large commercial and residential portfolio of properties. Prior to joining American Landmark Properties, Ltd., Mr. Byrne served as Senior Vice President/Director of Operations for Providence Management Company, LLC, or PMC Chicago, from 2000 to 2004. At PMC Chicago, he oversaw all aspects of property operations, daily management and asset management functions for an 8,000-unit multi-family portfolio. Prior to joining PMC Chicago, Mr. Byrne also had over 15 years of real estate experience with the Chicago based Habitat Company and with American Express/Balcor and five years of public accounting experience. Mr. Byrne received his B.S. in Accounting from DePaul University and is a Certified Public Accountant.

Name, Positions With RPAI and Age	Business Experience

SHANE C. GARRISON Chief Investment Officer since November 15, 2007; Executive Vice President since October 12, 2010; Chief Operating Officer since January 1, 2012 Age 43	Shane C. Garrison serves as our Executive Vice President, Chief Investment Officer and Chief Operating Officer. In this role, Mr. Garrison is responsible for several operating functions within the Company, including leasing, property management, asset management, which includes acquisitions and dispositions, joint ventures and construction operations. He also serves as an Executive Committee member of our joint venture entity MS Inland Fund, LLC and as an Advisory Board member of our joint venture entities RC Inland L.P. and RC Inland REIT LP. Mr. Garrison has served as our Chief Operating Officer since January 1, 2012, as our Executive Vice President since October 12, 2010 and as our Chief Investment Officer since the internalization of our management on November 15, 2007. Prior to that time, Mr. Garrison served as Vice President of Asset Management of RPAI US Management LLC (f/k/a Inland US Management LLC), which was a property management company affiliated with our former business manager/advisor, since 2004. In this prior role, Mr. Garrison underwrote over $1.2 billion of assets acquired by us, and went on to spearhead our development and joint venture initiatives. Previously, Mr. Garrison had served as head of asset management for ECI Properties, a small boutique owner of industrial and retail properties, and the general manager of the Midwest region for Circuit City, a large electronics retailer. Mr. Garrison received his B.S. in Business Administration from Illinois State University and an MBA in Real Estate Finance from DePaul University.

DENNIS K. HOLLAND General Counsel and Secretary since November 15, 2007; Executive Vice President since October 12, 2010 Age 61	Dennis K. Holland serves as our Executive Vice President, General Counsel and Secretary. In this role, Mr. Holland manages our legal department and is involved in all aspects of our business, including real estate acquisitions and financings, sales, securities laws, corporate governance matters, leasing and tenant matters and litigation management. Mr. Holland has served as our Executive Vice President since October 12, 2010 and as our General Counsel and Secretary since the internalization of our management on November 15, 2007. Prior to that time, he served as Associate Counsel of The Inland Real Estate Group, Inc., an affiliate of our former business manager/advisor, since December 2003. Prior to December 2003, Mr. Holland served as Deputy General Counsel of Heller Financial, Inc., and General Counsel of its real estate group, and in a business role with GE Capital following its acquisition of Heller Financial. Mr. Holland received his B.S. in Economics from Bradley University in 1974 and a J.D. from the John Marshall Law School in 1979.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis is set forth with respect to the compensation and benefits for our fiscal year ended December 31, 2012 for our Chief Executive Officer and Chief Financial Officer and the other three officers included in the “Summary Compensation Table” included below, who we refer to collectively as the Named Executive Officers.

Objectives of Our Executive Compensation Programs

The primary objectives of our executive compensation programs are: (i) to attract, retain and reward experienced, highly motivated executives who are capable of leading us effectively and contributing to our long-term growth and profitability, (ii) to motivate and direct the performance of management with clearly-defined goals and measures of achievement, and (iii) to align the interests of management with the interests of our stockholders. We attempt to achieve our objectives through offering the opportunity to earn a combination of cash and equity-based compensation to provide appropriate incentives for our executives.

Our Executive Compensation Programs

For 2012, our executive compensation programs primarily consisted of base salary and equity incentive compensation. Overall, we designed our executive compensation programs to achieve the objectives described above. In particular, consistent with our objectives of motivating the performance of management with clearly-defined goals and measures of achievement and aligning the interests of management with the interests of our stockholders, equity incentive compensation constitutes a significant portion of our total executive compensation. We also structured our equity incentive compensation to be based on our actual performance compared to pre-established performance goals, although, for 2012, we made additional grants of restricted stock to the Named Executive Officers, subject to vesting over five years, in light of our significant achievements in 2012 that were not reflected in those pre-established performance goals, our historically below market compensation and our desire to strengthen management’s alignment with stockholders. In determining the mix of the different elements of executive compensation, the proportions were determined by the Executive Compensation Committee, or the Committee, primarily based on its understanding of prevailing practices in the marketplace and our historical executive compensation practices. For 2012, we generally kept the mix of the different elements of executive compensation consistent with the mix that we had in 2011.

Each of the primary elements of our executive compensation is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to the Named Executive Officers for 2012 under each of these elements. In the descriptions below, we highlight particular compensation objectives that are addressed by specific elements of our executive compensation program; however, it should be noted that we have designed our compensation programs to complement each other and collectively serve all of our executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation, each element, to a greater or lesser extent, serves each of our objectives.

At our 2012 annual meeting, an advisory resolution approving the compensation paid to our named executive officers for 2011, as disclosed in our proxy statement for the 2012 annual meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, was approved by our stockholders, with more than 82% of the votes cast on the proposal being voted in favor of the proposal to approve such resolution. The Committee has considered the results of this vote and, as a result of the high percentage of votes cast in favor of this proposal, the Committee viewed these results as an indication of stockholders’ overall satisfaction with the manner in which we compensated our named executive officers for 2011. Accordingly, the Committee did not implement changes to our executive compensation programs as a result of the stockholder advisory vote.

Base Salary

We pay the Named Executive Officers a base salary, which we review and determine annually. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that base salaries can motivate and reward executives for their overall performance.

The following table sets forth the annual base salaries for the Named Executive Officers for 2012 and, for those executives who were also named executive officers in the prior year, 2011:

Named Executive Officer	2012 Base Salary	2011 Base Salary	Percentage Change
Steven P. Grimes	$525,000	$525,000	—%
Angela M. Aman	$335,000	N/A	N/A
Niall J. Byrne	$300,000	$275,000	9.1%
Shane C. Garrison	$385,000	$350,000	10.0%
Dennis K. Holland	$335,000	$325,000	3.1%

In determining base salary for each Named Executive Officer for 2012, the Committee generally considered a number of factors on a subjective basis, including, but not limited to, (i) the scope of the officer’s responsibilities within the Company; (ii) the experience of the officer within our industry and at the Company; (iii) performance of the Named Executive Officer and his or her contribution to the Company; (iv) the Company’s financial budget and general wage level throughout the Company for 2012; (v) a review of historical compensation information for the individual officer; (vi) a subjective determination of the compensation needed to motivate and retain that individual; (vii) the recommendations of the Chief Executive Officer, including his decision to forego any increase in his base salary for 2012; and (viii) general industry and market conditions and their impact upon the ability of the Company to achieve objective performance goals and the time commitment required of the Named Executive Officers. For 2012, Ms. Aman’s base salary was initially established at the rate of $285,000 per year, which was established principally by reference to the base salary of our principal accounting officer, and was subsequently increased to $385,000 per year based principally on the Committee’s preliminary review of the executive compensation review prepared by Steven Hall & Partners, or SH&P, described in more detail below that was used in making compensation decisions for 2013. The percentage increase to Mr. Holland’s base salary was slightly less than the increases to Mr. Byrne’s and Mr. Garrison’s base salary primarily based on the Committee’s view that Mr. Holland’s 2011 base salary was higher relative to similarly situated executives at peer companies than the base salaries of Messrs. Byrne and Garrison.

Equity Incentive Compensation

Our equity incentive compensation program is intended to reward our executives with long-term compensation for annual performance. The primary objectives of this program are to motivate and direct the performance of management with clearly-defined goals and measures of achievement, further align the interests of our executives with our stockholders over the longer term and serve as a retention tool for our executives. Historically, we have used restricted stock for our equity incentive compensation program because we believe that these full value awards provide the best alignment with our stockholders by fully reflecting the total return we provide to our stockholders, including dividends or other distributions as well as potential future increases or decreases in our stock price.

The structure of our equity compensation program for 2012 was substantially similar to the program we had in place for 2011. Under our equity incentive compensation program for 2012, each of the Named Executive Officers was eligible to receive a grant of restricted stock up to a specified target dollar value based on the achievement of pre-established company and individual goals. For each of the Named Executive Officers, 50% of the target dollar value of each grant was based on the achievement of company goals and the remaining 50% of the target dollar value of each grant was based on the achievement of individual goals. The number of shares of restricted stock to be granted is calculated by dividing the dollar value earned by the Named Executive Officer based on the achievement of these goals by the closing price of our common stock on the date the Committee determines whether the goals have been achieved or, if such date occurs during the regular quarterly blackout period under our insider trading policy, on the second business day after we have announced earnings for the applicable quarter. Any shares of restricted stock that are granted are subject to additional vesting requirements, with 50% vesting on each of the third and fifth anniversaries of the grant date subject to continued employment through that date.

The following table sets forth the target dollar values of the restricted stock grants that the Named Executive Officers were eligible to earn for 2012 and, for those executives who were also named executive officers in the prior year, 2011:

	2012 Target Value			2011 Target Value		Percentage Change
Named Executive Officer	($)	(% of Base Salary)		($)	(% of Base Salary)	($)	(% of Base Salary)
Steven P. Grimes	$262,500	50%		$262,500	50%	—%	—%
Angela M. Aman	$96,250	25%	(1)	N/A	N/A	N/A	N/A
Niall J. Byrne	$75,000	25%		$68,750	25%	9.1%	—%
Shane C. Garrison	$96,250	25%		$87,500	25%	10.0%	—%
Dennis K. Holland	$83,750	25%		$81,250	25%	3.1%	—%

(1)	Represents 25% of Ms. Aman’s base salary as of December 31, 2012, which was $385,000.

The Committee established these target dollar values for 2012 in the same manner as it did for 2011, i.e., the target value of the restricted stock grant that Mr. Grimes was eligible to receive equaled 50% of his base salary and the target value for each of the other Named Executive Officers equaled 25% of the base salary of each other Named Executive Officer.

For 2012, the company goals were the same for all of the Named Executive Officers and were as follows: economic occupancy of 91.5% as of December 31, 2012 for our total operating portfolio, same store NOI growth of 2.5% for 2012 and signed new and renewal leases covering at least three million square feet in 2012. The Named Executive Officers were only entitled to the portion of their equity incentive compensation award attributable to the company goals if all three of these goals were met. In addition, in late 2011, the Committee established the following individual goals for the Named Executive Officers for 2012:

Named Executive Officer	Individual Goals
Steven P. Grimes	Goals relating to supervision of the other executive officers and the achievement by other executive officers of their individual goals
Angela M. Aman	Goals relating to the implementation of a capital recycling plan, investor relations and corporate finance modeling
Niall J. Byrne	Goals relating to tenant retention, management of property operating expenses and management of accounts receivable balances
Shane C. Garrison	Goals relating to the growth of our joint venture with RioCan, the disposal of assets and transactional costs savings
Dennis K. Holland	Goals relating to the management of expenses for the legal department

The Named Executive Officers were only entitled to the portion of their equity incentive compensation award attributable to the individual goals if all of the individual goals were met.

For 2012, the Committee determined that not all of the company goals had been met and, as a result, none of the Named Executive Officers had earned the portion of his or her equity incentive compensation award that was based on the company goals. The Committee determined that each of Messrs. Grimes, Byrne and Holland and Ms. Aman had met his or her individual goals for 2012 and, as a result, had earned the portion of his or her equity compensation award that was based on the individual goals. The Committee decided that Mr. Garrison had met all of his individual goals for 2012 with the exception of the goal relating to the growth of our joint venture with RioCan. However, the Committee determined that Mr. Garrison did not meet that goal due the strategic shift in our business, which resulted from the listing of our Class A common stock on the NYSE and our concurrent offering. As a result of the capital raised by the offering, and our enhanced ability to access capital through the public markets in the future that was facilitated by the listing, we decided to retain a portion of the assets that we had otherwise planned to contribute to our joint venture with RioCan and accelerate the disposition of our non-core and non-strategic assets to target over $450 million of these dispositions in 2012. In light of the fact that we disposed of an excess of $450 million in non-core and non-strategic assets during 2012, the Committee determined to award Mr. Garrison the full amount of his equity compensation award that was based on his individual goals.

In determining the final amount of equity incentive compensation awards for 2012, the Committee also took into account the significant accomplishments that we achieved in 2012 that were not reflected in the pre-established goals that were set in December 2011. Additionally, the Committee took into consideration SH&P’s report described below indicating that our executive compensation levels were well below market and the Committee’s desire to provide a greater portion of the Named Executive Officers’ total compensation in equity in order to strengthen alignment with stockholders. As a result of these significant achievements and other considerations, we decided to grant restricted stock to each of our Named Executive Officers with a value equal to the target value we initially established.

The following table sets forth the dollar values of the restricted stock actually granted to each of the Named Executive Officers for 2012. These grants were approved on February 12, 2013, with the number of shares to be determined based on the closing price of the Company’s Class A common stock on February 21, 2013, but remain subject to vesting over five years, with 50% vesting in February 2016 and 50% vesting in February 2018, subject to continued employment through such dates.

2012 Restricted Stock Grant
Named Executive Officer	($)
Steven P. Grimes	$262,500
Angela M. Aman	$96,250
Niall J. Byrne	$75,000
Shane C. Garrison	$96,250
Dennis K. Holland	$83,750

Stock Ownership Guidelines

In order to complement our equity incentive compensation program and further align the interests of our Named Executive Officers with those of our stockholders, our Board adopted stock ownership guidelines that apply to our executives. See “Director and Officer Stock Ownership Guidelines” below for a summary of these guidelines.

Retention Agreements

In February 2013, we entered into retention agreements with each of the Named Executive Officers. The agreements, among other things, provide for severance payments generally equal to a multiple of base salary and target bonus or target equity award value plus continuation of healthcare benefits for a period of time to the applicable Named Executive Officer if his or her employment is terminated by us without cause or by the Named Executive Officer for good reason. Each of these agreements also provides for full acceleration of vesting of unvested, time-based equity awards upon a change in control or a Named Executive Officer’s termination by us without cause or as a result of death or disability or by the Named Executive Officer for good reason. The retention agreements also require the Named Executive Officers to comply with employee non-solicitation obligations for one year following termination and non-disparagement obligations and require the Named Executive Officers to execute a general release of claims for our benefit at the time of termination in order to be eligible to receive the cash severance payments and continuation of healthcare benefits described above.

We realize that consideration of an acquisition by another company or other change in control transaction as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to executives and can cause them to consider alternative employment opportunities. Accordingly, we believe that establishing pre-negotiated severance benefits for the Named Executive Officers helps encourage the continued dedication of the Named Executive Officers and further aligns the interests of the Named Executive Officers and our stockholders in the event of a potentially attractive proposed change in control transaction following which one or more of the Named Executive Officers may be expected to be terminated. We also believe that establishing pre-negotiated severance benefits encourages our executives to focus on longer term goals that are in the best interest of stockholders over a longer time period, but may, in some cases, negatively impact short-term results. In addition, we believe these retention agreements, by specifically setting forth severance terms and conditions that are agreed upon in advance with the Named Executive Officers, make it easier for us to make changes in our senior executive team, if desired, without the need for protracted negotiations over severance. See “Executive Compensation — Retention Agreements” below for a summary of the retention agreements we entered into with the Named Executive Officers.

Broad-Based Benefits

In addition to the compensation programs described above, each of the Named Executive Officers was eligible to participate in the same benefits programs available to all of our employees: health and dental insurance; group term life insurance; short-term disability coverage; and tax-qualified 401(k) plan.

Anti-Hedging and Anti-Pledging Policy

None of the Named Executive Officers has engaged in any hedging transactions with respect to the Company’s stock or pledged any of his or her shares of stock in the Company, and, in early 2013, we established formal anti-hedging and anti-pledging policies that generally prohibit all of our executive officers and directors, including the Named Executive Officers, from engaging in any hedging transactions or pledging any shares of the Company’s stock. Exceptions to this policy can only be made with the prior approval of the Audit Committee.

Executive Compensation Process

Information regarding our processes and procedures for considering and determining the compensation of our executives, including the role of any executive officers, is described below under “Executive Compensation — Executive and Director Compensation Process.”

Executive Compensation Review for 2013

Beginning in late 2012, following our initial listing on the NYSE in April 2012, the Committee conducted a comprehensive review of our executive compensation programs and levels. In connection with this review, the Committee retained a compensation consultant, SH&P. In September 2012, SH&P prepared a written report for the Committee providing a thorough analysis of our executive compensation programs, including (i) a competitive analysis of compensation levels for the Named Executive Officers, (ii) an analysis of our incentive plans with regard to competitiveness, design features and vehicle usage, (iii) an internal analysis which involved a review of the documents governing our current executive compensation programs and interviews with our executives to ascertain their perspectives regarding our overall competitiveness with respect to compensation, and (iv) SH&P’s recommendations regarding the mix of our executive compensation and the structure of our incentive programs for 2013.

Benchmarking

In connection with its analysis, SH&P also developed a peer group comprised of 12 retail REITs to be used, along with other market data, in benchmarking our executive compensation programs and levels. The companies selected for the peer group represent similar businesses and have annual revenue and market capitalization comparable to ours. This peer group used for benchmarking executive compensation for fiscal 2013 included the following companies:

CBL & Associates Properties, Inc.	Glimcher Realty Trust	Regency Centers Corp.
DDR Corp.	Kimco Realty Corp.	Tanger Factory Outlet Center, Inc.
Equity One, Inc.	Macerich Co.	Taubman Centers, Inc.
Federal Realty Investment Trust	Penn Real Estate Investment Trust	Weingarten Realty Investors

The peer group data presented to the Committee included information regarding base salary, bonus amounts, total annual compensation and long-term equity and incentive compensation. For each of these categories, SH&P presented information comparing our compensation to the compensation paid by these companies at the 25th, 50th and 75th percentiles for comparable positions. Additionally, SH&P reviewed and provided analysis regarding the annual and long-term incentive plan designs and share ownership guidelines utilized by the companies in our peer group; identifying trends in the structuring of executive compensation.

Executive Compensation Changes for 2013

As a result of the comprehensive review described above, the Committee concluded that certain aspects of our executive compensation programs should be realigned to better reflect our business strategies, talent priorities and market practices. In particular, the Committee concluded that we currently and historically lagged the market in the amount of total direct compensation we provide to our executive officers, which, if continued, could negatively affect our ability to attract and retain high quality employees and executives in the future. The total remuneration paid by the Company to its named executive officers was the lowest among its peers both as a percentage of revenue and as a percentage of FFO. Additionally, the Committee concluded that our historical executive compensation mix and structure was significantly different from our peers as it relied heavily on base salary and cash compensation rather than long-term, performance-based incentives.

With the above conclusions in mind, the Committee continued to consult with SH&P during late 2012 and early 2013 in connection with finalizing 2013 compensation decisions regarding base salaries and incentive compensation. In structuring the executive compensation programs going forward, we made the following changes, among others:

•

Named Executive Officer Total Compensation.  For 2013, we increased the base salary and target incentive compensation for each Named Executive Officer to roughly equal the 25th percentile of our 2013 peer group for each of their comparable positions. Over time our goal is to migrate target total compensation for each of our Named Executive Officers closer to the median total compensation level of our 2013 peer group for each of their comparable positions.

•

Executive Compensation Mix and Structure.  We restructured the compensation mix for the Named Executive Officers based on our desired marketplace positioning, retention considerations and long term strategic needs of the Company. Accordingly, the Committee determined, among other things, to (i) place a greater emphasis on incentive compensation, (ii) revise the company goals for 2013 to, among other things, include a goal based on relative total stockholder return and (iii) reduce the vesting periods for equity incentive compensation to more closely align with our peers. Given our desire to enhance alignment with stockholders, for 2013, we determined to pay our incentive compensation entirely in shares of restricted stock, to the extent it is earned, consistent with 2012. Details regarding these changes are set forth below.

•

Target Incentive Compensation.  For 2013, we significantly increased the percentage of each Named Executive Officer’s target incentive compensation as a percentage of his or her total potential compensation. During 2012, the Named Executive Officers’ target incentive compensation represented 20%-33% of each of the Named Executive Officers’ total potential compensation with base salary representing the remainder. For 2013, target incentive compensation will represent 50% or more of each of our Named Executive Officer’s total potential compensation and, in the case of our Chief Executive Officer, will represent more than two-thirds of his total potential compensation. We believe these changes will create a much more performance-based compensation structure and will better incentivize our executives to maximize our performance.

•

2013 Company Goals.  For 2013, we revised the company goals to reflect our commitment to maximizing stockholder value. In particular, the company goals used to determine equity incentive compensation that we established for 2013 include goals based on (i) relative total stockholder return and (ii) growth in same store EBITDA, which is calculated by subtracting general and administrative expenses, adjusted to exclude items that the Committee does not believe are representative of our ongoing operating performance, from our publicly reported same store NOI. We believe that these goals will help to strengthen management’s alignment with stockholders by incorporating a goal based on relative stockholder returns.

•

Percentage of Target Incentive Compensation Based on Company Goals.  For 2013, the percentage of the target value of each grant that is based on the achievement of company goals has been increased, with the percentage varying by Named Executive Officer. During 2012, 50% of the target value of each grant was based on the achievement of company goals and the remaining 50% of the target value of each grant was based on the achievement of individual goals. For 2013, 75% of the target value of our Chief Executive Officer’s equity incentive compensation will be based on company goals and 50%-60% of the target value for each of our other Named Executive Officers will be based on the achievement of company goals, with the remainder to be based on the achievement of individual goals. The increase in the percentage of the target value of each grant that is based on company goals is meant to better incentivize each Named Executive Officer and to more closely align management with stockholders.

•

Vesting Period for Target Incentive Compensation.  Historically, awards of incentive compensation based on company and individual goals have been subject to vesting on the third and fifth anniversaries of the grant date, respectively, subject to continued employment through that date. We concluded, based on SH&P’s report, that this vesting schedule is inconsistent with prevailing market practices for our peer group and other publicly-listed companies. Therefore, we changed the vesting period so that awards of equity incentive compensation based on company and individual goals are subject to vesting over three years and one year, respectively, subject to continued employment. The following table sets forth the base salaries and target incentive compensation amounts for each of the Named Executive Officers for 2013:

Named Executive Officer	2013 Base Salary	2013 Target Incentive Compensation
Steven P. Grimes	$700,000	$1,425,000
Angela M. Aman	$425,000	$675,000
Niall J. Byrne	$325,000	$325,000
Shane C. Garrison	$475,000	$725,000
Dennis K. Holland	$375,000	$435,000

The following table sets forth the percentage of the target value of our incentive compensation for 2013 based on company and individual goals, respectively, for each Named Executive Officer:

	Company Goals
Named Executive Officer	Total Shareholder Return	Same Store EBITDA	Individual Goals
Steven P. Grimes	37.5%	37.5%	25%
Angela M. Aman	30.0%	30.0%	40%
Niall J. Byrne	30.0%	30.0%	40%
Shane C. Garrison	30.0%	30.0%	40%
Dennis K. Holland	25.0%	25.0%	50%

We believe that these changes to our executive compensation programs will enhance our ability to attract and retain talented executives and employees in the future and will better incentivize our executives to maximize our performance, which will inure to the long-term benefit of our stockholders.

2012 Summary Executive Compensation Table

The following table sets forth information with respect to all compensation paid or earned for services rendered to us by the Named Executive Officers for the years ended December 31, 2012, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation (1) ($)	Total ($)
Steven P. Grimes	2012	$525,000	$—	$—		$1,500	$526,500
President and Chief Executive Officer	2011	525,000	20,000	375,000	(2)	1,000	921,000
	2010	450,000	—	—	(3)	—	450,000
Angela M. Aman	2012	335,000	—	—		1,500	336,500
Executive Vice President, Chief Financial Officer and Treasurer (4)

Niall J. Byrne	2012	300,000	—	—		1,500	301,500
Executive Vice President and President of Property Management	2011 2010	275,000 250,000	20,000 —	81,250 —	(2) (3)	1,000 —	377,250 250,000
Shane C. Garrison	2012	385,000	—	—		1,500	386,500
Executive Vice President, Chief Operating Officer and Chief Investment Officer (5)	2011 2010	350,000 250,000	20,000 —	100,000 —	(2) (3)	— —	470,000 250,000
Dennis K. Holland	2012	335,000	—	—		1,500	336,500
Executive Vice President, General Counsel and Secretary	2011 2010	325,000 265,000	20,000 —	114,375 —	(2) (3)	1,000 —	460,375 265,000

(1)	Represents company match to 401(k) plan.

(2)	The amounts reported were based on the probable outcome of the applicable corporate and individual performance measures under the 2011 executive incentive compensation program as of the service inception date for accounting purposes. Management believed it was probable that each Named Executive Officer would receive the entire amount of restricted stock awards available. In addition, amounts include restricted stock awards granted on April 12, 2011 related to the individual performance portion of the 2010 executive incentive compensation program as follows: Mr. Grimes - $112,500; Mr. Byrne - $12,500; Mr. Garrison - $12,500 and Mr. Holland - $33,125.

(3)	The amounts reported were based on the probable outcome of the applicable corporate performance measures under the 2010 executive incentive compensation program as of the service inception date for accounting purposes. If the applicable corporate performance measures had been achieved for these restricted stock awards, the fair value of the portion of the restricted stock awards that is based on achieving the applicable corporate performance measures would have been as follows for each of the Named Executive Officers: Mr. Grimes - $112,500; Mr. Byrne - $50,000; Mr. Garrison - $50,000 and Mr. Holland - $33,125. Mr. Garrison achieved his applicable corporate performance measures and received restricted stock of $50,000. The remaining Named Executive Officers did not achieve their applicable corporate performance measures and, as such, received no restricted stock.

(4)	Ms. Aman became Chief Financial Officer and Treasurer on January 1, 2012.

(5)	Mr. Garrison became Chief Operating Officer on January 1, 2012.

2012 Grants of Plan-Based Awards

There were no grants of plan-based awards made to our Named Executive Officers that had a grant date occurring during the year ended December 31, 2012 (other than those with a service inception date occurring prior to 2012 that were previously reported). In February 2013, we granted shares of restricted stock to the Named Executive Officers pursuant to our equity compensation program for 2012 as set forth above under “Executive Compensation - Compensation Discussion and Analysis - Our Executive Compensation Programs - Equity Incentive Compensation.”

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2012, with respect to our Named Executive Officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Steven P. Grimes	6,569	(2)	78,631
	15,108	(3)	180,843
Angela M. Aman	—		—
Niall J. Byrne	730	(2)	8,738
	3,957	(3)	47,365
Shane C. Garrison	3,650	(2)	43,691
	5,036	(3)	60,281
Dennis K. Holland	1,934	(2)	23,150
	4,676	(3)	55,972

(1)	Market value is based on a price of $11.97 per share, which was the closing price on the NYSE of one share of our Class A common stock on December 31, 2012.

(2)	The awards have vesting provisions whereby 50% of the awards vest on April 12, 2014 and 50% of the awards vest on April 12, 2016, subject to continued employment through such dates.

(3)	The awards have vesting provisions whereby 50% of the awards vest on March 13, 2015 and 50% of the awards vest on March 13, 2017, subject to continued employment through such dates.

As of December 31, 2012, pursuant to the terms of our 2008 Long-Term Equity Compensation Plan and the applicable award agreements, all outstanding unvested shares of restricted stock held by each of the Named

Executive Officers will fully vest upon the occurrence of a change in control or in the event that the Named Executive Officer’s employment is terminated by us without cause or as a result of death or disability. As a result of these provisions, if any of the events set forth above occurred with respect to a Named Executive Officer as of December 31, 2012, the Named Executive Officer would have vested in all of the stock awards set forth above with the market values as set forth above. As of February 19, 2013, pursuant to the terms of the retention agreements described below and the applicable award agreements, all outstanding unvested shares of restricted stock held by each of the Named Executive Officers will fully vest upon the occurrence of a change in control or in the event that the Named Executive Officer’s employment is terminated by us without cause or as a result of death or disability or by the Named Executive Officer for good reason. The terms cause, resignation for good reason and change in control are specifically defined in the applicable documents.

Retention Agreements

In February 2013, we entered into retention agreements with each of the Named Executive Officers. The initial term of each agreement is for two years beginning on February 19, 2013, with automatic two-year renewals commencing on each anniversary date unless written notice of termination is given at least 90 days prior to such date by either party. Generally, if any of the Named Executive Officers is terminated for any reason, under the retention agreements, he or she will be subject to the following continuing obligations after termination: (i) non-solicitation of our employees for one year; and (ii) non-disparagement obligations.

Each retention agreement provides for the following payments and benefits to the applicable Named Executive Officer in connection with the termination of his or her employment by us without cause or by the Named Executive Officer for good reason:

•

a cash payment equal to one times (or, if the termination occurs in connection with or within two years after a change in control, two times) the sum of (i) the Named Executive Officer’s annual base salary at the rate then in effect, without giving effect to any reduction in the base salary rate amounting to good reason, and (ii) the Named Executive Officer’s target cash bonus (or, for so long as we maintain an annual bonus program payable in equity awards in lieu of an annual cash bonus program, the dollar amount of the Named Executive Officer’s target equity award under such bonus program) for the year in which the termination occurs or the prior year if a target annual cash bonus or equity award amount had not yet been established for such year;

•	all unpaid annual bonus amounts earned during the year in which the termination occurs through the most recently completed fiscal quarter prior to the date of termination; and

•	continuation of healthcare benefits, or cash payments equal to the premiums for healthcare benefits, for up to 18 months after termination;

provided that the Named Executive Officer enters into a general release of claims for our benefit in connection with such termination.

In addition, the retention agreements provide that upon a change in control or a Named Executive Officer’s termination by us without cause or as a result of death or disability or by the Named Executive Officer for good reason, all of such Named Executive Officer’s outstanding unvested equity awards that are only subject to time-based vesting conditions will fully vest. This acceleration of vesting will not apply to any equity awards that are subject to performance-based vesting conditions.

Under the retention agreements, in the event that any payment or benefit constitutes an excess “parachute payment” under Section 280G of the Code subject to an excise tax, the Named Executive Officer’s payments and other termination benefits will be reduced to the extent necessary to avoid such excise tax, but only if such a reduction would result in greater after-tax payments and benefits to the Named Executive Officer.

The terms cause, resignation for good reason and change in control are specifically defined in the retention agreements.

Because these retention agreements were entered into after December 31, 2012, the Named Executive Officers would not have been entitled to any payments or benefits under these retention agreements in connection with a termination of employment or change in control occurring as of December 31, 2012.

Compensation Risks

The Committee, with assistance from SH&P, reviewed the Company’s compensation policies and practices for its employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on incentive compensation at higher levels of the organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on the Company, the review focused primarily on our executive compensation policies and practices. Based on this review, we concluded that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on the Company. Our conclusion was based primarily on the following findings:

•	our compensation program is more heavily weighted towards fixed compensation compared to variable compensation;

•

there are downside risks associated with pursuing poor business/strategic alternatives, including failure to meet goals under our equity incentive compensation program and decline in value of shares of stock previously granted under our equity incentive compensation program that are subject to vesting over five years;

•	our executive compensation program has a significant focus on long-term equity compensation;

•

the goals for our equity incentive program are aligned with long-term performance objectives/metrics, reflect a balanced mix of individual and company goals aligned with our strategic objectives, are both quantitative and qualitative and provide a comprehensive framework for assessing performance;

•	incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance;

•	our compensation levels and opportunities are in keeping with appropriate competitive practice; and

•	our executives and directors are expected to maintain an ownership interest in the Company, which aligns their interests with those of stockholders.

Executive and Director Compensation Process

Overall, the Executive Compensation Committee is responsible for determining and approving the compensation of all of our executive officers; provided that all equity awards to be made are also subject to the approval of the Board. The Board is responsible for approving the compensation of our non-employee directors; provided that the Executive Compensation Committee may make recommendations to the Board with respect to non-employee director compensation.

The Executive Compensation Committee typically meets several times each year in connection with the consideration and determination of executive compensation. Historically, most actions of the Executive Compensation Committee have occurred at regular meetings scheduled well in advance by the Executive

Compensation; however, the Executive Compensation Committee may hold special meetings or take actions by written consent as they deem appropriate. Specific meeting agendas are prepared by the chair of the Executive Compensation Committee and our Chief Executive Officer, although they reflect the direction of the full Executive Compensation Committee. Matters to be acted on by written consent may relate to matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the Executive Compensation Committee or other advisor to the Company or the Executive Compensation Committee.

For 2012, our Chief Executive Officer made recommendations to the Executive Compensation Committee regarding base salaries and the target amounts, structure and goals for our equity incentive program, provided detailed information to the Executive Compensation Committee regarding the performance of our other executive officers during 2011, made recommendations regarding payouts under our equity incentive program and made recommendations regarding the terms of retention agreements to be entered into with the executive officers. In addition, our Chief Executive Officer provided the Executive Compensation Committee with the financial and other information necessary to determine whether the company goals and each executive officer’s individual goals under our equity incentive program for 2012 had been achieved.

As noted above in “Compensation Discussion and Analysis,” the Executive Compensation Committee engaged SH&P to assist the Executive Compensation Committee in conducting a comprehensive review of our executive compensation programs and levels. In September 2012, SH&P prepared a written report providing a thorough analysis of our executive compensation programs, including (i) a competitive analysis of compensation levels for the Named Executive Officers, (ii) an analysis of our incentive plans with regard to competitiveness, design features and vehicle usage, (iii) an internal analysis which involved a review of the documents governing our current executive compensation programs and interviews with our executives to ascertain their perspectives regarding our overall competitiveness with respect to compensation, and (iv) SH&P’s recommendations regarding the mix of our executive compensation and the structure of our incentive programs for 2013. Following the delivery of this written report, the Executive Compensation Committee consulted with SH&P during late 2012 and early 2013 regarding our executive compensation programs. This report and the Executive Compensation Committee’s consultations primarily related to and were intended to be used for purposes of structuring 2013 compensation. However, the Executive Compensation Committee did consider the findings set forth in this report and the recommendations of SH&P, which were specifically requested, in connection with its decisions to increase Ms. Aman’s base salary from the amount initially established for 2012 and to make additional equity grants to our executive officers for 2012 above the amount earned based on the achievement of the pre-established goals. The Executive Compensation Committee retained direct responsibility for the appointment, compensation and oversight of the work of SH&P, and instructed SH&P to report directly to the Executive Compensation Committee. We have concluded that the work of SH&P did not raise any conflict of interest.

The Executive Compensation Committee and, with respect to equity awards, the independent members of Board ultimately made all determinations regarding compensation payable to our executive officers and the terms of the retention agreements for our executive officers.

The Board and Executive Compensation Committee review our director compensation on an annual basis. The Board is responsible for approving the compensation of our non-employee directors; provided that the Executive Compensation Committee may make recommendations to the Board with respect to non-employee director compensation. Additionally, our Chief Executive Officer may also make recommendations or assist the Executive Compensation Committee in making recommendations regarding director compensation. Neither the Board nor the Executive Compensation Committee retained a compensation consultant to assist in recommending or determining director compensation for 2012. In 2012, the Executive Compensation Committee engaged SH&P to perform a comprehensive review of our director compensation and make recommendations for our future director compensation; however, the results of this review and recommendations were not used in determining 2012 director compensation, but rather were used and intended to be used in determining director compensation for 2013.

Director and Officer Stock Ownership Guidelines

Our Board believes it is important to align the interests of the directors and senior management with those of the stockholders and for directors and senior management to hold equity ownership positions in the Company. Accordingly, in 2012 we adopted stock ownership guidelines pursuant to which each of the following persons is expected to own an aggregate number of shares of common stock or phantom shares in the Company, whether vested or not, with the following aggregate market values:

Position	Equity Ownership Guideline
Non-employee director	$287,500
Chief Executive Officer	5x annual base salary
Other named executive officers	3x annual base salary

Current non-employee directors and the current Chief Executive Officer and other Named Executive Officers will have five years from the end of 2012 to gain compliance with these ownership guidelines and any new non-employee directors, chief executive officer or other named executive officers will be expected to gain compliance with these ownership guidelines by the end of the fifth full fiscal year following the year in which he or she was initially elected as a director or appointed as a director, the chief executive officer or a named executive officer. Thereafter, compliance with these ownership guidelines will be measured as of the end of each fiscal year thereafter.

For purposes of these ownership guidelines, the value of shares of common stock and phantom shares shall be the greater of the market price of an equivalent number of shares of our Class A common stock (i) on the date of purchase or grant of such shares or (ii) as of the date compliance with these ownership guidelines is measured.

Any director who is prohibited by law or by applicable regulation of his or her employer from owning equity in us shall be exempt from this requirement. For directors who are employed by or otherwise are affiliated with a stockholder of the Company, the shares owned by the affiliated entity are attributed to the director for purposes of these ownership guidelines. Our NCG Committee may consider whether exceptions should be made for any director on whom this requirement could impose a financial hardship.

Executive Compensation Committee Report

The Executive Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Executive Compensation Committee

Frank A. Catalano, Jr. (Chairman)

Richard P. Imperiale

Barbara A. Murphy

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Due to the relationships of the Company with Daniel L. Goodwin and Brenda G. Gujral during the applicable periods, transactions involving the Inland Group and/or its affiliates are set forth below. Each of Mr. Goodwin and Ms. Gujral, is a significant stockholder and/or principal of the Inland Group or holds directorships and is an executive officer of affiliates of the Inland Group. With respect to the Company, Mr. Goodwin was a beneficial owner of more than 5% of our common stock until our public sale of Class A common stock in April 2012, and, as of the date of such sale Mr. Goodwin beneficially owned more than 5% of each class of our Class B common stock. In June 2012, a majority of the shares of our Class A common stock and Class B common stock beneficially owned by Mr. Goodwin were transferred out of record holder accounts of certain of Mr. Goodwin’s affiliates. According to the Schedule 13D filed on October 4, 2012, Mr. Goodwin has not reported beneficial ownership of more than 5% of any of our securities. Ms. Gujral ceased to be a director of our Company on May 31, 2012.

Terminated Service Agreements

The following provides a summary of a number of agreements we had with Inland Group affiliates, all of which were terminated in 2012:

An Inland Group affiliate, which is a registered investment advisor, provided investment advisory services to us related to our securities investment account for a fee (paid monthly) of up to one percent per annum based upon the aggregate fair value of our assets invested. Subject to our approval and the investment guidelines we provided to them, the Inland Group affiliate had discretionary authority with respect to the investment and reinvestment and sale (including by tender) of all securities held in that account. The Inland Group affiliate had also been granted power to vote all investments held in the account. We incurred fees totaling $116,000 for the year ended December 31, 2012. As of December 31, 2012, no amount remained unpaid. We terminated this agreement effective June 11, 2012.

An Inland Group affiliate provided loan servicing for us for a monthly fee based upon the number of loans being serviced. Such fees totaled $141,000 for the year ended December 31, 2012. As of December 31, 2012, no amount remained unpaid. We terminated this agreement effective November 6, 2012.

An Inland Group affiliate had a legal services agreement with us, where that Inland Group affiliate provided us with certain legal services in connection with our real estate business. We paid the Inland Group affiliate for legal services rendered under the agreement on the basis of actual time billed by attorneys and paralegals at the Inland Group affiliate’s hourly billing rate then in effect. The billing rate was subject to change on an annual basis, provided, however, that the billing rates charged by the Inland Group affiliate would not be greater than the billing rates charged to any other client and would not be greater than 90% of the billing rate of attorneys of similar experience and position employed by nationally recognized law firms located in Chicago, Illinois performing similar services. For the year ended December 31, 2012, we incurred $231,000 of these costs. Legal services costs totaling $52,000 remained unpaid as of December 31, 2012. We terminated this agreement effective May 1, 2013.

We had service agreements with certain Inland Group affiliates, including office and facilities management services, insurance and risk management services, computer services, personnel services, property tax services and communications services. Some of these agreements provided that we obtain certain services from the Inland Group affiliates through the reimbursement of a portion of their general and administrative costs. For the year ended December 31, 2012, we incurred $1.9 million of these reimbursements. Of this amount, $344,000 remained unpaid as of December 31, 2012. The termination of these agreements had various effective dates ranging from the fourth quarter of 2012 to the first quarter of 2013.

An Inland Group affiliate facilitated the mortgage financing we obtain on some of our properties. We paid the Inland Group affiliate 0.2% of the principal amount of each loan obtained on our behalf. Such costs were capitalized as loan fees and amortized over the respective loan term as a component of interest expense. We did not incur any such costs for the year ended December 31, 2012. As of December 31, 2012, no amount remained unpaid. We terminated this agreement effective November 6, 2012.

We had a transition property due diligence services agreement with an Inland Group affiliate which has expired by its terms. In connection with our acquisition of new properties, the Inland Group affiliate gave us a first right as to all retail, mixed use and single-user properties and, if requested, provided various services including services to negotiate property acquisition transactions on our behalf and prepared suitability, due diligence, and preliminary and final pro forma analyses of properties proposed to be acquired. We paid all reasonable third-party out-of-pocket costs incurred by this entity in providing such services; paid an overhead cost reimbursement of $12,000 per transaction, and, to the extent these services were requested, paid a cost of $7,000 for due diligence expenses and a cost of $25,000 for negotiation expenses per transaction. We incurred no such costs for the year ended December 31, 2012. No costs remained unpaid as of December 31, 2012.

We had an institutional investor relationships services agreement with an Inland Group affiliate. Under the terms of the agreement, the Inland Group affiliate attempted to secure institutional investor commitments in exchange for advisory and client fees and reimbursement of project expenses. We did not incur any such costs during the year ended December 31, 2012. None of these costs remained unpaid as of December 31, 2012. We terminated this agreement effective November 6, 2012.

Office Sublease

We subleased our office space from an Inland Group affiliate through November 30, 2012. The lease called for annual base rent of $496,000 and additional rent in any calendar year of our proportionate share of taxes and common area maintenance costs, which amounted to $340,000 for the year ended December 31, 2012. Additionally, the Inland Group affiliate paid certain tenant improvements under the lease in the amount of $395,000 and such improvements are being repaid by us over a period of five years. Of these costs, $121,000 remained unpaid as of December 31, 2012.

Joint Venture with Inland Equity

On November 29, 2009, we formed IW JV 2009, LLC, or IW JV, a wholly-owned subsidiary, and transferred a portfolio of 55 investment properties and the entities which owned them into it. Subsequently, in connection with a $625.0 million debt refinancing transaction, which consisted of $500.0 million of mortgages payable and $125.0 million of notes payable, on December 1, 2009, we raised additional capital of $50 million from Inland Equity Investors, LLC (Inland Equity) in exchange for a 23% noncontrolling interest in IW JV. Pursuant to the terms of the agreement, Inland Equity earned a preferred return of 6% annually, which was paid monthly and cumulative on any unpaid balance and an additional 5% annually, which was set aside monthly and paid quarterly, if the portfolio net income was above a target amount as specified in the organizational documents. Inland Equity is an LLC owned by certain individuals, including Daniel L. Goodwin.

The organizational documents of IW JV contained provisions pursuant to which at any time after 90 days from the date of Inland Equity’s contribution, we had the option to call Inland Equity’s interest in IW JV for a price as determined under the organizational documents. On March 20, 2012, pursuant to the terms of the call right, we provided written notice of exercise to Inland Equity and agreed to the repurchase price with Inland Equity. On April 26, 2012, we paid $55.4 million, representing the agreed upon repurchase price and accrued but unpaid preferred return, to Inland Equity to repurchase their 23% interest in IW JV, resulting in us owning 100% of IW JV.

Related Person Transaction Policy

The Company’s Board has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of the stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

Previously, the Independent Directors Committee, a committee comprised of all of the independent directors, assisted the Board in discharging its responsibilities relating to the reviewing, authorizing, approving, ratifying and monitoring all related person transactions, agreements and relationships. In particular, the Independent Directors Committee was responsible for evaluating, negotiating and concluding (or rejecting) any proposed contract or transaction with a related party; monitoring the performance of all related person contracts or transactions entered into; and determining whether existing and proposed related person contracts and transactions were fair and reasonable to us. The Independent Directors Committee operated under a written charter approved by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 30, 2013, regarding the number and percentage of shares beneficially owned by: (i) each director and nominee; (ii) each Named Executive Officer; (iii) all directors and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock. Percentages in the following tables are based on 236,259,937 shares of common stock outstanding, consisting of 187,741,904 shares of Class A common stock and 48,518,033 shares of Class B-3 common stock, which were the amount of shares outstanding as of June 30, 2013, plus for each person, the number of shares that person has the right to acquire within sixty days after such date. None of the directors or executive officers own Series A preferred stock except as set forth below:

	Class A common stock		Class B-3 common stock		Total common stock
Name and Address of Beneficial Owner (1)	Number of Shares (2)	Percent of Class	Number of Shares (2)	Percent of Class	Number of Shares (2)	Percent of Class
Directors and Named Executive Officers
Gerald M. Gorski (3)	11,082	*	1,984	*	13,066	*
Kenneth H. Beard (3)	24,690	*	8,230	*	32,920	*
Frank A. Catalano, Jr. (3)	12,153	*	2,076	*	14,229	*
Paul R. Gauvreau (3)	38,619	*	12,873	*	51,492	*
Richard P. Imperiale (4)	8,500	*	2,000	*	10,500	*
Kenneth E. Masick (4)	19,700	*	2,000	*	21,700	*
Barbara A. Murphy (3)	10,650	*	1,850	*	12,500	*
Thomas J. Sargeant	—	*	—	*	—	*
Steven P. Grimes	43,818	*	8,329	*	52,147	*
Angela M. Aman	6,905	*	—	*	6,905	*
Niall J. Byrne	8,893	*	1,171	*	10,064	*
Shane C. Garrison	16,418	*	2,171	*	18,589	*
Dennis K. Holland	12,377	*	2,123	*	14,500	*
All directors and executive officers as a group (13 persons)	213,805	*	44,807	*	258,612	*

5% Holders
The Vanguard Group, Inc. (5)	15,549,601	8.28%	—	*	15,549,601	6.58%
FMR LLC/Edward C. Johnson 3d (6)	7,559,553	4.03%	—	*	7,559,553	3.20%

*	Less than 1%

(1)	The address of each of the persons listed above is 2021 Spring Road, Oak Brook, IL 60523.

(2)	Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(3)	Includes 5,100 shares of Class A common stock and 1,700 shares of Class B-3 common stock issuable upon exercise of options, which are currently exerciseable or will become exerciseable within 60 days after the date of this table.

(4)	Includes 6,000 shares of Class A common stock and 2,000 shares of Class B-3 common stock issuable upon exercise of options, which are currently exercisable or will become exercisable within 60 days after the date of this table.

(5)	Information regarding The Vanguard Group, Inc. (Vanguard) is based on a Schedule 13G filed by Vanguard with the SEC on April 9, 2013. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G indicates that Vanguard has sole voting power with respect to 21,500 shares of common stock, sole dispositive power with respect to 15,528,101 shares of common stock and shared dispositive power with respect to 21,500 shares of common stock.

(6)	Information regarding FMR LLC and Edward C. Johnson 3d is based on a Schedule 13G filed jointly by FMR LLC and Edward C. Johnson 3d with the SEC on February 14, 2013. FMR LLC reported sole voting power with respect to 638,085 shares and each of FMR LLC and Edward C. Johnson 3d reported sole investment power with respect to the same 7,559,553 shares. FMR LLC and Edward C. Johnson 3d reported that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 6,921,468 shares or approximately 3.69% of our outstanding Class A common stock. The address of FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were timely satisfied.

PROPOSAL 2 — ADVISORY RESOLUTION ON

EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement an advisory resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years.

At our 2011 Annual Meeting of Stockholders, we asked our stockholders to select the frequency with which to hold future advisory votes on the compensation of named executive officers. A majority of the votes cast on the frequency proposal selected an annual vote. Accordingly, we currently intend to conduct an annual stockholder advisory vote on executive compensation in accordance with the stockholders’ vote on the frequency of executive compensation until the next required advisory vote on the frequency of holding the non-binding, advisory vote on executive compensation.

Therefore, we ask stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement for the 2013 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, be, and it hereby is, APPROVED.

The Board recommends a vote FOR this resolution.

We urge stockholders to read the section of this proxy statement captioned “Executive Compensation,” including the Compensation Discussion and Analysis, related compensation tables and narrative discussions contained therein, which provide detailed information on the Company’s compensation policies and practices and the compensation of the Named Executive Officers.

The advisory resolution is non-binding on the Board; however, the Board and Executive Compensation Committee will review and consider the voting results when evaluating the executive compensation program for 2013 and future years.

Vote Required

The affirmative vote of a majority of the votes cast is required to approve the advisory resolution on executive compensation. Abstentions and broker on-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3 — APPROVAL OF THE THIRD AMENDED AND RESTATED INDEPENDENT DIRECTOR STOCK OPTION AND INCENTIVE PLAN

Independent Director Stock Option and Incentive Plan

We have a Second Amended and Restated Independent Director Stock Option Plan under which non-employee directors are eligible to participate. Our Board has amended and restated the Second Amended and Restated Independent Director Stock Option Plan. The amendment and restatement, among other things, renames the plan as the Third Amended and Restated Independent Director Stock Option and Incentive Plan (the “Director Plan”), deletes language relating to formulaic option grants and adds other types of equity grants that may be awarded under the Director Plan, including restricted stock awards, restricted stock units, unrestricted stock awards and dividend equivalent rights; provided that unless and until the Director Plan is approved by stockholders, the only type of awards the Board may grant under the Director Plan are stock options.

Stock Available for Issuance

A total of 150,000 shares of Class A common stock are authorized and reserved for issuance under the Director Plan. As of July 15, 2013, 62,000 shares of Class A common stock and 16,000 shares of Class B-3 common stock were subject to outstanding options and 66,000 shares of Class A common stock remained available for new awards. Based solely on the closing price of our Class A common stock as reported on the NYSE on July 15, 2013, the aggregate market value of the 128,000 shares of Class A common stock and 16,000 shares of Class B-3 common stock that were subject to outstanding options or available for new awards was $2,141,280. No additional shares are being added to the Director Plan as a result of the amendment and restatement. The number and type of shares which could be issued under the Director Plan may be adjusted if we are the surviving entity after a reorganization or merger or if our stock splits or is consolidated or we are recapitalized. If this occurs, the exercise price of the options granted prior to such adjustment will be correspondingly adjusted.

Summary of the Director Plan

The following description of certain features of the Director Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Director Plan that is attached hereto as Appendix A.

Plan Administration.  The Director Plan is administered by our Board. The Board has full power to decide on the amount and form of equity awards to be granted to non-employee directors each year.

Eligibility.  Persons eligible to participate in the Director Plan are non-employee directors of the Company. Currently there are seven non-employee directors who are eligible to participate in the Director Plan.

Types of Awards.  Under the Director Plan, the Board may grant awards in the form of options, restricted stock awards, restricted stock units, unrestricted stock awards and dividend equivalent rights; provided that unless and until the Director Plan is approved by stockholders, the only type of awards the Board may grant under the Director Plan are stock options.

Stock Options

The Board may grant options that do not qualify as incentive stock options under the Internal Revenue Code of 1986 (the “Code”). The term of each option will be fixed by the Board and may not exceed ten years from the date of grant. With respect to options granted after the date the Board approved the Director Plan, the Board will determine at what time or times each option may be exercised, which may be in installments, and the period of time each option shall remain exercisable following the date the optionee ceases to be an a director.

Upon exercise of options, the option exercise price must be paid in full either in cash (including check, bank draft or money order), by delivery of shares of Class A common stock that are beneficially owned by the optionee or, subject to applicable law, by a broker pursuant to irrevocable instructions to the broker from the optionee; provided that the Board may also provide for additional, different or more limited methods by which particular options may be exercised.

Options granted under the Director Plan prior to the date the Board approved the Director Plan are exercisable until the first to occur of:

•	the tenth anniversary of the date of grant,

•	the removal for cause of the director as a director,

•	three months following the date the director ceases to be a director for any other reason except death or disability, or

•	twelve months following the date the director ceases to be a director for reason of death or disability.

Restricted Stock Awards

The Board may award shares of Class A common stock to non-employee directors subject to such conditions and restrictions as the Board may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued service with the Company through a specified restricted period. Non-employee directors will have all rights of a stockholder with respect to shares of restricted stock, including the right to vote the shares and the right to receive dividends; provided that award recipients will be required to repay any cash dividends received with respect to shares of restricted stock that are subject to performance-based vesting conditions unless and until such conditions have been met.

Restricted Stock Units

The Board may award restricted stock units to non-employee directors. Restricted stock units may be payable in the form of shares of Class A common stock of the Company or cash as determined by the Board and may be subject to such conditions and restrictions as the Board may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued service with the Company through a specified vesting period. The Board may permit a non-employee director to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a stock unit award, subject to the non-employee director’s compliance with the procedures established by the Board and requirements of Section 409A of the Code. During the deferral period, the stock units may be credited with dividend equivalent rights.

Unrestricted Stock Awards

The Board may also grant to non-employee directors shares of Class A common stock which are free from any restrictions under the Director Plan. Unrestricted stock awards may be granted to any non-employee director in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such non-employee director.

Dividend Equivalent Rights

The Board may grant dividend equivalent rights to non-employee directors which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Class A common stock. Dividend equivalent rights granted as a component of another award subject to performance vesting may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of Class A common stock or a combination thereof, in a single installment or installments, as specified in the award.

Nontransferability

Except as otherwise approved by the Board, no awards may be sold, pledged, assigned or transferred by a non-employee director in any manner otherwise than by will or by the laws of descent and distribution.

Change in Control

Upon our dissolution, liquidation, reorganization, merger or consolidation as a result of which we are not the surviving corporation, or upon sale of all or substantially all of our property, the Director Plan will terminate, and any outstanding unexercised options and other awards will terminate and be forfeited. However, holders of options may exercise any options that are otherwise exercisable immediately prior to the dissolution, liquidation, reorganization, merger or consolidation. Additionally, the Board may provide for any or all of the following alternatives:

•

for the assumption by the successor corporation of the awards previously granted or the substitution by the corporation for the awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices;

•	for the continuance of the Director Plan by such successor corporation in which event the Director Plan and the awards will continue in the manner and under the terms so provided; or

•	for the payment in cash or Class A common stock in lieu of and in complete satisfaction of the awards.

Amendments and Termination

The Board may at any time amend or discontinue the Director Plan and may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. In addition, the Board may not reduce the exercise prices of outstanding options or cancel, exchange, substitute, buyout or surrender outstanding options in exchange for cash, other awards or options with an exercise price that is less than the exercise price of the original options without stockholder approval, except for appropriate adjustments in connection with stock splits, stock dividends or other similar corporate events pursuant to which the shares of Class A common stock are increased, decreased, or changed into, or exchanged for, a different number or kind of shares or securities . To the extent required under the rules of the NYSE, amendments to the Director Plan will be subject to approval by our stockholders. Generally, under current rules of the NYSE, all material amendments to the Director Plan, including those that materially increase the number of shares available, expand the types of awards available or the persons eligible to receive awards, change the method of determining the exercise price of options or delete or limit any provision prohibiting the repricing of options, must be approved by the holders of our common stock.

New Plan Benefits

Because the grant of awards under the Director Plan is within the discretion of the Board, the Company cannot determine the dollar value or number of shares of Class A common stock that will in the future be received by or allocated to any participant in the Director Plan.

Federal Tax Consequences

The following is a summary of the principal federal income tax consequences of certain transactions under the Director Plan. It does not describe all federal tax consequences under the Director Plan, nor does it describe state or local tax consequences.

•

Non-Qualified Options.  No income is realized by the non-employee director at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the non-employee director will also be subject to self-employment taxes on the excess of the fair market value over the exercise price of the option.

•

Other Awards.  The Company generally will be entitled to a tax deduction in connection with an award under the Director Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Non-employee directors typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Vote Required

The affirmative vote of a majority of votes cast is required for the approval of the Director Plan. In addition, the rules of the NYSE require that votes for the proposal must be at least a majority of all of the votes cast on the proposal (including votes for and against and abstentions). The NYSE treats abstentions as votes cast, but does not treat broker non-votes as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE DIRECTOR PLAN.

Equity Compensation Plan Information

The following table sets forth the following information as of December 31, 2012 regarding: (i) the number of shares of our common stock to be issued upon the exercise of outstanding options, warrants and rights; (ii) the weighted average exercise price of such options, warrants and rights, and (iii) the number of shares of our common stock remaining available for future issuance under our equity compensation plans other than outstanding options, warrants and rights.

Plan category	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in Column (a))

	(a)		(b)	(c)

Equity Compensation Plans Approved by Stockholders:	83,400	(1)	19.31	4,019,904	(2)

Equity Compensation Plans not approved by Stockholders:	N/A		N/A	N/A

(1)	Included 48,700 shares of Class A common stock and 34,700 shares of our Class B common stock. Does not include 46,096 shares of unvested restricted stock outstanding as of December 31, 2012.

(2)	Included 66,000 shares of common stock remaining available under our Second Amended and Restated Independent Director Stock Option Plan and 3,953,904 shares of common stock available under our 2008 Long-Term Equity Compensation Plan.

PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte & Touche, as our independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for the calendar year 2013. Deloitte & Touche has audited our financial statements since 2009. The Board recommends that the stockholders ratify the Company’s selection of Deloitte & Touche as our independent registered public accounting firm. Although ratification by stockholders is not required by law or by our bylaws, the Board believes that the submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors. One or more representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for professional audit services rendered for the audits of our annual financial statements by Deloitte & Touche and fees for other services rendered by them:

	2012	2011
Audit Fees (1)	$1,215,000	$780,000
Audit Related Fees (2)	558,000	456,500
Tax Fees (3)	181,276	184,975
Total Fees	$1,954,276	$1,421,475

(1)	Audit fees include the financial statement audit and audit of internal controls over financial reporting.

(2)	Audit related fees primarily include the review of documents and issuance of independent registered public accounting firms’ consents related to documents filed with the SEC, as well as fees related to IW JV.

(3)	Tax fees consist of fees for review of federal and state income tax returns.

The Audit Committee reviews and approves in advance the terms of and compensation for both audit and non-audit services. As stated in our Audit Committee charter, the Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board to be provided to the Company by its independent auditors. The pre-approval requirement may be waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, provided all decisions to pre-approve an activity is required to be presented to the full Audit Committee at its first meeting following such decision.

The Audit Committee approved 100% of the fees described above.

Vote Required

The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

MISCELLANEOUS AND OTHER MATTERS

Stockholder Proposals for the 2014 Annual Meeting

Any shareholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for its 2014 Annual Meeting of Stockholders must be received by the Company on or before April 4, 2014 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Retail Properties of America, Inc., 2021 Spring Road, Suite 200, Oak Brook, IL 60523, Attn: Secretary.

In order for stockholder proposals to be properly brought before our 2014 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy statement and form of proxy for its 2014 annual meeting, the stockholder must give timely notice thereof in writing to our Secretary not earlier than March 5, 2014 nor later than April 4, 2014, unless the Company’s 2014 annual meeting of stockholders is scheduled to take place before September 8, 2014 or after November 7, 2014. A stockholder’s notice will be timely if sets forth all information under Section 12 of our bylaws and is received in writing at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Any stockholder desiring a copy of our bylaws will be furnished one without charge upon written request to our Secretary at our principal executive offices. A copy of our bylaws, as amended and restated, is filed as Exhibit 3.1 in the our current report on Form 8-K, filed on July 20, 2012 and is available at the SEC Internet site (http://www.sec.gov).

Other Matters

As of the date of this proxy statement, the above are the only matters we are aware of that are to be acted upon at the Annual Meeting. If any other matter should come before the Annual Meeting, the persons appointed by your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion. The affirmative vote of the holders of a majority of the votes cast on any such other matter will be required for approval.

By the order of the Board of Directors,

Oak Brook, Illinois August 2, 2013	/s/ Dennis K. Holland Dennis K. Holland Secretary

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES, INCLUDING YOUR PROXIES AUTHORIZED VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. WE ENCOURAGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, OR AUTHORIZE YOUR PROXY VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, BEFORE THE MEETING, SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE MEETING.

APPENDIX A

THIRD AMENDED AND RESTATED

RETAIL PROPERTIES OF AMERICA, INC.

INDEPENDENT DIRECTOR STOCK OPTION AND INCENTIVE PLAN (As of         , 2013)

ARTICLE I

GENERAL

1.1	PURPOSE:

Retail Properties of America, Inc., a Maryland corporation (the “Company”), hereby amends and restates this Independent Director Stock Option Plan and renames it the Third Amended and Restated Retail Properties of America, Inc. Independent Directors Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to foster and promote the long-term financial success of the Company by attracting and retaining outstanding nonemployee directors and aligning their interests with the Company’s stockholders by enabling the Company to grant them shares (the “Shares”) of the Company’s Class A Common Stock par value $0.001 per share (the “Class A Common Stock”) and other equity awards.

1.2	PARTICIPATION:

Only directors of the Company who at the time an Award is granted are not otherwise employees of the Company (the “Independent Directors”) shall receive grants under the Plan.

1.3	AWARDS:

The Board of Directors of the Company may grant Awards to Independent Directors pursuant to the Plan. “Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Options, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, and Dividend Equivalent Rights, all as defined herein. Notwithstanding the foregoing, unless and until the Plan is approved by the stockholders of the Company following October , 2013 (the “Amendment Date”), the only type of Awards the Board of Directors may grant hereunder are Options.

1.4	SHARES SUBJECT TO THE PLAN:

Shares to be issued pursuant to Awards granted under the Plan may be in whole or in part from authorized but unissued Shares or treasury Shares of the Company. A maximum of 150,000 Shares (the “Plan Maximum”) may be issued for all purposes under the Plan (subject to adjustment pursuant to Section 8.1); provided that, prior to the automatic conversion of all outstanding shares of Class B-3 Common Stock, $.001 par value per share, of the Company (the “Class B-3 Common Stock”) on October 5, 2013, the Plan Maximum shall be comprised of (and the term Shares, as used herein, shall include) 112,500 shares of Class A Common Stock and 37,500 shares of Class B-3 Common Stock. For purposes of this limitation, the Shares underlying any Awards that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price, reacquired by the Company prior to vesting, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan. Awards for fractional shares shall not be granted.

ARTICLE II

STOCK OPTION AWARDS

2.1	AWARD OF STOCK OPTIONS:

The Board of Directors may grant Independent Directors options to acquire Shares (“Options”). The terms and conditions of each grant of Option shall be determined by the Board of Directors, and price terms and such terms and such terms and conditions may differ among individual Options and Independent Directors.

2.2	STOCK OPTION CERTIFICATES:

The award of an Option shall be evidenced by a certificate executed by an officer of the Company.

2.3	OPTION PRICE AND TERM:

(a)         The purchase price of a Share (the “Option Price”) under each Option granted shall be determined by the Board of Directors, but shall be no less than the Fair Market Value (as defined in Section 8.3) of a Share on the date of the grant. The term of each Option shall be fixed by the Board of Directors but no Option shall be exercisable more than ten years after the date the Option is granted. With respect to any Option granted to an Independent Director hereunder on or after the Amendment Date, the date or dates on which such Option shall first become exercisable and the period of time such Option shall remain exercisable following the date such Independent Director ceases to be an Independent Director shall be determined by the Board of Directors and set forth in the certificate evidencing such Option.

(b)         An Independent Director’s Option granted upon his initial election to the Board of Directors prior to the Amendment Date shall become exercisable as follows: (i) 666 Shares on the date of grant, (ii) an additional 667 Shares on the first anniversary of the date of grant, and (iii) an additional 667 Shares on the second anniversary of the date of grant and shall continue to be exercisable until the first to occur of (i) the tenth anniversary of the date of grant, (ii) the removal for Cause of the Independent Director as an Independent Director, or (iii) three months following the date the Independent Director ceases to be an Independent Director for any other reason except death or disability. Each of an Independent Director’s Options granted at an Annual Meeting of Stockholders prior to the Amendment Date shall become fully exercisable on the second anniversary of the date on which each such Option(s) was granted and shall continue to be exercisable until the first to occur of (i) the tenth anniversary of the date of grant, (ii) the removal for cause of the Independent Director as an Independent Director, or (iii) three months following the date the Independent Director ceases to be an Independent Director for any other reason except death or disability. Notwithstanding the foregoing, Options granted under this Plan prior to the Amendment Date shall continue to be exercisable in the case of death or disability for a period of one year after death or the disabling event (but not beyond the term of the Options), provided that the death or disabling event occurs while the person is an Independent Director and prior to his or her removal for Cause, resignation or ceasing to be an Independent Director for any other reason and the Option is otherwise exercisable on the date of the death or disabling event. For purposes of the Plan, with respect to an Option granted prior to the Amendment Date, the term “Cause” shall have the same meaning as defined in the Company’s Articles of Incorporation or By-Laws.

2.4	EXERCISE OF OPTIONS:

Options may be exercised by the delivery of written notice of exercise and payment of the aggregate Option Price for the Shares to be purchased to the Secretary of the Company. The Option Price may be paid in cash (including check, bank draft or money order) or, unless in the opinion of counsel to the Company doing so may result in a possible violation of law, by delivery of Shares already owned by the Independent Director, valued at Fair Market Value on the date of the exercise. The Option may also be exercised if the Independent Director delivers to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable to and acceptable to the Company for the Option Price, provided that in the event the Independent Director chooses to pay the Option Price as so provided, the Independent Director and the broker shall comply with such procedures and enter into agreements of indemnity and other agreements as the Board of Directors shall prescribe as a condition of such payment procedures. Upon or prior to the grant of an Option, the Board of Directors may also provide in the certificate evidencing such Option for additional, different or more limited methods by which an Option may be exercised.

ARTICLE III

RESTRICTED STOCK AWARDS

3.1	NATURE OF RESTRICTED STOCK AWARDS:

The Board of Directors shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. A “Restricted Stock Award” means an Award of Shares subject to such restriction and conditions as the Board of Directors may determine at the time of grant. Conditions may be based on continuing service relationship and/or achievement of pre-established performance goals and objectives. “Restricted Shares” mean the Shares underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase. The terms and conditions of each grant of Restricted Stock Award shall be determined by the Board of Directors, and such terms and conditions may differ among individual Awards and Independent Directors.

3.2	AWARD CERTIFICATES:

The grant of a Restricted Stock Award shall be evidenced by an Award certificate executed by an officer of the Company.

3.3	RIGHTS AS A SHAREHOLDER:

Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, an Independent Director shall have the rights of a shareholder with respect to the voting of the Restricted Shares and receipt of dividends. Notwithstanding the foregoing, cash dividends on Restricted Shares due to failure to meet performance-based conditions (i.e., conditions other than the continued service of the Independent Director through a certain date) must be retained by, or repaid by the Independent Director to, the Company; provided that, to the extent provided for in the applicable Restricted Stock Award certificate or by the Board of Directors, an amount equal to such cash dividends retained or repaid by the Independent Director may be paid to the Independent Director upon the lapsing of such performance-based conditions with respect to such Restricted Shares. Unless the Board of Directors shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 3.5 below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 3.5 below, and the Independent Director shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Board of Director may prescribe.

3.4	RESTRICTIONS:

Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award certificate. Except as may otherwise be provided by the Board of Directors either in the Award certificate or, subject to Section 8.2 below, in writing after the Award is issued, if an Independent Director’s service relationship with the Company terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such Independent Director from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from the Independent Director or the Independent Director’s legal representative simultaneously with such termination of service relationship, and thereafter shall cease to represent any ownership of the Company by the Independent Director or rights of the Independent Director as a shareholder. Following such deemed acquisition of Restricted Shares that are represented by physical certificates, an Independent Director shall surrender such certificates to the Company upon request without consideration.

3.5	VESTING OF RESTRICTED SHARES:

The Board of Directors at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

ARTICLE IV

RESTRICTED STOCK UNITS

4.1	NATURE OF RESTRICTED STOCK UNITS:

The Board of Directors shall determine the restrictions and conditions applicable to each Restricted Stock Unit at the time of grant. “Restricted Stock Units” mean an Award of phantom stock units that may be settled in cash or Shares upon the satisfaction of such restrictions and conditions as the Board of Directors may determine at the time of grant. Conditions may be based on continuing service relationship and/or achievement of pre-established performance goals and objectives. The terms and conditions of each grant of Restricted Stock Units shall be determined by the Board of Directors, and such terms and conditions may differ among individual Awards and Independent Directors. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of Shares or cash as determined by the Board of Directors at the time or as set forth in the certificate evidencing the award of such Restricted Stock Units. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Board of Directors shall determine in its sole discretion in order for such Award to comply with the requirements of Code Section 409A.

4.2	RESTRICTED STOCK UNIT CERTIFICATES:

The award of Restricted Stock Units shall be evidenced by an Award certificate executed by an officer of the Company.

4.3	ELECTION TO RECEIVE RESTRICTED STOCK UNITS IN LIEU OF COMPENSATION:

The Board of Directors may, in its sole discretion, permit an Independent Director to elect to receive a portion of future cash compensation otherwise due to such Independent Director in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Board of Directors and in accordance with Code Section 409A and such other rules and procedures established by the Board of Directors. Any such future cash compensation that the Independent Director elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of a Share on the date the compensation would otherwise have been paid to the Independent Director if such payment had not been deferred as provided herein. The Board of Directors shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Board of Directors deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award certificate.

4.4	RIGHTS AS A STOCKHOLDER:

An Independent Director shall have the rights as a stockholder only as to Shares acquired by the Independent Director upon settlement of Restricted Stock Units; provided, however, that the Independent Director may be credited with Dividend Equivalent Rights with respect to his or her Restricted Stock Units, subject to the provisions of Section 6.1 and such terms and conditions as the Board of Directors may determine.

4.5	TERMINATION:

Except as may otherwise be provided by the Board of Directors either in the Award certificate or, subject to Section 8.2 below, in writing after the Award is issued, an Independent Director’s right in all Restricted Stock Units that have not vested shall automatically be forfeited upon the Independent Director’s cessation of service relationship with the Company and its Subsidiaries for any reason.

ARTICLE V

UNRESTRICTED STOCK AWARDS

5.1	GRANT OR SALE OF UNRESTRICTED STOCK AWARDS:

The Board of Directors may, in its sole discretion, grant an Independent Director (or sell at par value or such higher purchase price determined by the Board of Directors) an Unrestricted Stock Award under the Plan. “Unrestricted Stock Award” means an Award of Shares free from any risk of forfeiture. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to an Independent Director.

ARTICLE VI

DIVIDEND EQUIVALENT RIGHTS

6.1	DIVIDEND EQUIVALENT RIGHTS:

A Dividend Equivalent Right may be granted hereunder to any Independent Director as a component of an award of Restricted Stock Units or as a freestanding award. “Dividend Equivalent Right” means an Award entitling the Independent Director to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other Award to which it relates) if such Shares had been issued to and held by the Independent Director. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an award of Restricted Stock Units with performance-based vesting, or forfeiture based on the failure to meet performance-based conditions (i.e., conditions other than the continued service of the Independent Director through a certain date) may not be exercisable or payable unless and until the performance-based conditions have been met.

6.2	DIVIDEND EQUIVALENT RIGHT CERTIFICATES:

The grant of dividend equivalent rights shall be evidenced by an Award certificate executed by an officer of the Company.

6.3	TERMINATION:

Except as may otherwise be provided by the Board of Directors either in the Award certificate or, subject to Section 8.2 below, in writing after the Award is issued, an Independent Director’s rights in all Dividend Equivalent Rights granted as a component of an award of Restricted Stock Units that has not vested shall automatically terminate upon the Independent Director’s cessation of service relationship with the Company and its Subsidiaries for any reason.

ARTICLE VII

TRANSFERABILITY OF AWARDS

7.1	TRANSFERABILITY:

Except as provided in Section 7.2 below, during an Independent Director’s lifetime, his or her Awards shall be exercisable only by the Independent Director, or by the Independent Director’s legal representative or guardian in the event of the Independent Director’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by an Independent Director other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

7.2	BOARD OF DIRECTORS ACTION:

Notwithstanding Section 7.1, the Board of Directors, in its discretion, may provide either in the Award certificate regarding a given Award or by subsequent written approval that the Independent Director may transfer his or her Awards (other than Awards subject to Code Section 409A) to his or her Family Members for no value or consideration, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by an Independent Director for value.

7.3	FAMILY MEMBER:

For purposes of Section 7.2, “Family Member” shall mean an Independent Director’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Independent Director’s household (other than a tenant of the Independent Director), a trust in which these persons (or the Independent Director) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the Independent Director) control the management of assets, and any other entity in which these persons (or the Independent Director) own more than 50 percent of the voting interests.

7.4	DESIGNATION OF BENEFICIARY:

Each Independent Director to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the Independent Director’s death. Any such designation shall be on a form provided for that purpose by the Company and shall not be effective until received by the Company. If no beneficiary has been designated by a deceased Independent Director, or if the designated beneficiaries have predeceased the Independent Director, the beneficiary shall be the Independent Director’s estate.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1	ADJUSTMENT UPON CERTAIN CHANGES:

(a)         If the outstanding Shares are increased, decreased, or changed into, or exchanged for, a different number or kind of shares or securities of the Company, through a reorganization or merger in which the Company is the surviving entity, or through a combination, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate adjustment shall be made in the number and kind of Shares that may be issued pursuant to an Award. A corresponding adjustment to the consideration payable with respect to all Options granted prior to any such change shall also be made. Any such adjustment, however, shall be made without change in the total payment, if any, applicable to the portion of the Option not exercised but with a corresponding adjustment in the Option Price for each Share.

(b)          Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon sale of all or substantially all of the Company’s property, the Plan shall terminate, and any outstanding Awards shall terminate and be forfeited. However, holders of Options may exercise any Options that are otherwise exercisable immediately prior to the dissolution, liquidation, consolidation or merger. Notwithstanding the foregoing, the Board of Directors may provide in writing in connection with, or in contemplation of, any such transaction for any or all of the following alternatives (separately or in combinations): (i) for the assumption by the successor corporation of the Awards theretofore granted or the substitution by such corporation for such Awards of awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (ii) for the continuance of the Plan by such successor corporation in which event the Plan and the Awards shall continue in the manner and under the terms so provided; or (iii) for the payment in cash or Shares in lieu of and in complete satisfaction of such Awards.

8.2	AMENDMENT, SUSPENSION AND TERMINATION OF PLAN:

The Board of Directors may, at any time, amend or discontinue the Plan and may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the Independent Director’s consent. Except as provided in Section 8.1, in no event may the Board of Directors exercise its discretion to reduce the exercise price of outstanding Options or cancel, exchange, substitute, buyout or surrender outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Options without stockholder approval. To the extent required under the rules of any securities exchange or market system on which the Shares are listed, Plan amendments shall be subject to approval by the Company’s stockholders entitled to vote at a meeting of stockholders. Plan amendments may be made subject to approval by the Company’s stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 8.2 shall limit the Board of Director’s authority to take any action permitted pursuant to Section 8.1.

8.3	DEFINITION OF FAIR MARKET VALUE:

“Fair Market Value” of the Shares on any given date means the fair market value of the Shares determined in good faith by the Board of Directors; provided, however, that if the Shares are admitted to a national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

8.4	PLAN NOT EXCLUSIVE:

The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for Independent Directors or other Directors of the Company.

8.5	RIGHTS OF INDEPENDENT DIRECTORS:

Nothing in the Plan shall confer upon any Independent Director any right to serve as an Independent Director for any period of time or to continue serving at his present or any other rate of compensation.

8.6	NO OBLIGATION TO EXERCISE OPTION:

The granting of an Option shall impose no obligation upon the Independent Director to exercise such Option.

8.7	REQUIREMENTS OF LAW; GOVERNING LAW:

The granting of Awards under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois.

RETAIL PROPERTIES OF AMERICA, INC.

REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – OCTOBER 8, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Retail Properties of America, Inc., a Maryland corporation (the “Company”), hereby appoints Dennis K. Holland and Steven P. Grimes, and each of them, as proxies for the undersigned, and each with full power of substitution and re-substitution, to attend the annual meeting of stockholders to be held at the The Ballantyne Hotel & Lodge, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina, 28277, on October 8, 2013, at 10:00 a.m., Eastern Time, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE APPROVAL OF AN ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, “FOR” THE APPROVAL OF THE THIRD AMENDED AND RESTATED INDEPENDENT DIRECTOR STOCK OPTION AND INCENTIVE PLAN AND “FOR” THE RATIFICATION OF AUDITORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on reverse side)	SEE REVERSE SIDE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2, 3 AND 4.	Please mark vote as indicated in this example	☒

						FOR	AGAINST	ABSTAIN
PROPOSAL 1: Elect nine directors;		FOR ALL	WITHHOLD ALL	PROPOSAL 2:	Approval of an advisory resolution on executive compensation.	☐	☐	☐

01. KENNETH H. BEARD 02. FRANK A. CATALANO, JR. 03. PAUL R. GAUVREAU 04. GERALD M. GORSKI 05. STEVEN P. GRIMES	06. RICHARD P. IMPERIALE 07. KENNETH E. MASICK 08. BARBARA A. MURPHY 09. THOMAS J. SARGEANT	☐	☐			FOR	AGAINST	ABSTAIN
				PROPOSAL 3	To approve the Third Amended and Restated Independent Director Stock Option and Incentive Plan	☐	☐	☐
						FOR	AGAINST	ABSTAIN
FOR ALL EXCEPT ☐				PROPOSAL 4:	Ratification of Deloitte & Touche LLP as RPAI’s independent registered public accounting firm for 2013.	☐	☐	☐
(Except nominee(s) written above)

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Date:	, 2013

Signature:

Signature (if held jointly):

Please sign exactly as your name or names appear hereon. For joint accounts each owner should sign. When signing as executor, administrator, attorney, trustee, guardian or in another representative capacity, please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON	☐

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲ TO AUTHORIZE YOUR PROXY BY MAIL, PLEASE DETACH HERE ▲

Your telephone or internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:	If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

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